Exhibit 10.1

CREDIT AGREEMENT

dated as of June 30, 2022

among

OnDeck Receivables 2022, LLC,
as Company

VARIOUS LENDERS,

and

BMO CAPITAL MARKETS CORP.,
as Administrative Agent and Collateral Agent,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Paying Agent

________________________________________________________

Table of Contents

Page

Section 1. DEFINITIONS AND INTERPRETATION	1
1.1 Definitions	1
1.2 Accounting Terms	44
1.3 Interpretation, etc.	44
Section 2. LOANS	45
2.1 Revolving Loans.	45
2.2 Pro Rata Shares	48
2.3 Use of Proceeds	48
2.4 Evidence of Debt; Register; Lenders’ Books and Records; Notes.	48
2.5 Interest on Loans.	49
2.6 Releases.	50
2.7 Fees.	52
2.8 Repayment on or Before Applicable Maturity Date	52
2.9 [Reserved].	52
2.10 Borrowing Base Deficiency	53
2.11 Controlled Accounts.	53
2.12 Application of Proceeds.	57
2.13 General Provisions Regarding Payments.	61
2.14 Ratable Sharing	61
2.15 Increased Costs; Capital Adequacy.	62
2.16 Taxes; Withholding, etc.	64
2.17 Obligation to Mitigate	67
2.18 Defaulting Lenders	68
2.19 Removal or Replacement of a Lender	68
2.20 The Paying Agent.	69
2.21 Duties of Paying Agent.	74
2.22 Collateral Agent.	77
2.23 Intention of Parties.	78
2.24 Alternate Rate of Interest.	78
Section 3. CONDITIONS PRECEDENT	80
3.1 Closing Date	80
3.2 Conditions to Each Credit Extension.	83
Section 4. REPRESENTATIONS AND WARRANTIES	85
4.1 Organization; Requisite Power and Authority; Qualification; Other Names	85
4.2 Capital Stock and Ownership	85
4.3 Due Authorization	85
4.4 No Conflict	85
4.5 Governmental Consents	86
4.6 Binding Obligation	86
4.7 Eligible Receivables	86

i

4.8 Corporate Information	86
4.9 No Material Adverse Effect	86
4.10 Adverse Proceedings, etc	86
4.11 Payment of Taxes	87
4.12 Title to Assets	87
4.13 No Indebtedness	87
4.14 No Defaults	87
4.15 Material Contracts	87
4.16 Government Contracts	87
4.17 Governmental Regulation	87
4.18 Margin Stock	87
4.19 Employee Benefit Plans	88
4.20 Solvency; Fraudulent Conveyance	88
4.21 Compliance with Statutes, etc	88
4.22 Matters Pertaining to Related Agreements.	88
4.23 Disclosure	88
4.24 Patriot Act	89
4.25 Remittance of Collections.	89
4.26 Tax Status.	89
4.27 Beneficial Ownership.	89
Section 5. AFFIRMATIVE COVENANTS	89
5.1 Financial Statements and Other Reports	90
5.2 Existence	92
5.3 Payment of Taxes and Claims	92
5.4 Insurance	93
5.5 Inspections; Compliance Audits.	93
5.6 Compliance with Laws	94
5.7 Separateness	94
5.8 Further Assurances	94
5.9 Communication with Accountants.	94
5.10 Acquisition of Receivables from Seller	95
5.11 Lenders Information Rights	95
5.12 Most Favored Nations	95
Section 6. NEGATIVE COVENANTS	95
6.1 Indebtedness	95
6.2 Liens	95
6.3 Anti-Corruption Laws and Sanctions.	96
6.4 No Further Negative Pledges	96
6.5 Restricted Junior Payments	96
6.6 Subsidiaries	96
6.7 Investments	96
6.8 Fundamental Changes; Disposition of Assets; Acquisitions	96
6.9 Sales and Lease-Backs	97
6.10 Transactions with Shareholders and Affiliates	97

6.11 Conduct of Business	97
6.12 Fiscal Year	97
6.13 Servicer; Backup Servicer; Custodian	97
6.14 Acquisitions of Receivables	97
6.15 Independent Manager	97
6.16 Organizational Agreements	99
6.17 Changes in Underwriting or Other Policies	99
6.18 Receivable Program Agreements	100
6.19 Hedging Covenant.	100
Section 7. EVENTS OF DEFAULT	101
7.1 Events of Default	101
7.2 Repayment Cure.	105
7.3 Class B Lender Purchase Option.	105
Section 8. AGENTS	106
8.1 Appointment of Agents	106
8.2 Powers and Duties	106
8.3 General Immunity.	107
8.4 Agents Entitled to Act as Lender	108
8.5 Lenders’ Representations, Warranties and Acknowledgment.	108
8.6 Right to Indemnity	108
8.7 Successor Administrative Agent and Collateral Agent.	109
8.8 Collateral Documents.	111
8.9 Erroneous Payments.	111
Section 9. MISCELLANEOUS	112
9.1 Notices	112
9.2 Expenses	112
9.3 Indemnity.	113
9.4 Reserved.	114
9.5 Amendments and Waivers	114
9.6 Successors and Assigns; Participations.	117
9.7 Independence of Covenants	120
9.8 Survival of Representations, Warranties and Agreements	120
9.9 No Waiver; Remedies Cumulative	120
9.10 Marshalling; Payments Set Aside	120
9.11 Severability	120
9.12 Obligations Several; Actions in Concert	121
9.13 Headings	121
9.14 APPLICABLE LAW	121
9.15 CONSENT TO JURISDICTION.	121
9.16 WAIVER OF JURY TRIAL	122
9.17 Confidentiality	123
9.18 Usury Savings Clause	124
9.19 Counterparts	124

9.20 Effectiveness	125
9.21 Patriot Act	125
9.22 Nonpetition	125
9.23 Limited Recourse	125
9.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	126

APPENDICES: A Revolving Commitments
B Notice Addresses
C Eligibility Criteria
D Excess Concentration Amounts
E Early Amortization Events

F Underwriting Policies

SCHEDULES: 1.1(a) Financial Covenants
1.1(b) Class B Lenders

EXHIBITS: A‑1 Form of Funding Notice
B-1 Form of Class A Revolving Loan Note
B-2 Form of Class B Revolving Loan Note
C-1 Form of Compliance Certificate
C-2 Form of Borrowing Base Report and Certificate
D Form of Assignment Agreement
E Form of Certificate Regarding Non-Bank Status
F‑1 Form of Closing Date Certificate
F‑2 Form of Solvency Certificate
G Form of Controlled Account Voluntary Payment Notice
H Form of Receivables Purchase Agreement

I Form of Release Notice

J Form of Release Letter

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of June 30, 2022, is entered into by and among OnDeck Receivables 2022, LLC, a Delaware limited liability company (“Company”), the Lenders party hereto from time to time, BMO CAPITAL MARKETS CORP., as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”) and as Collateral Agent for the Secured Parties (in such capacity, “Collateral Agent”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent (in such capacity, “Paying Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, subject to the terms and conditions hereof, the Class A Lenders have agreed to extend revolving credit facilities to Company consisting of up to $350,000,000 aggregate principal amount of Class A Revolving Commitments, and the Class B Lenders have agreed to extend revolving credit facilities to the Company consisting of up to $70,000,000 aggregate principal amount of Class B Revolving Commitments, in each case, the proceeds of which will be used to (a) acquire Eligible Receivables and (b) pay Transaction Costs related to the foregoing;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of its assets;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“30 MPF Receivable” means any Pledged Receivable with a Missed Payment Factor, in the case of a Daily Pay Receivable, higher than 30, in the case of a Weekly Pay Receivable, higher than 6, or in the case of a Monthly Pay Receivable, higher than 1.5.

“Accrued Interest Amount” means, as of any day, the aggregate amount of all accrued and unpaid interest on the Revolving Loans payable hereunder.

“ACH Agreement” has the meaning set forth in the Servicing Agreement.

“ACH Receivable” means each Receivable with respect to which the underlying Receivables Obligor has entered into an ACH Agreement.

“Act” as defined in Section 4.25.

“Adjusted EPOB” means, as of any date of determination, the excess of (a) the Eligible Portfolio Outstanding Principal Balance as of such date over (b) the aggregate Excess Concentration Amounts as of such date.

“Adjusted Interest Collections” means, with respect to all Receivables and any Monthly Period, an amount equal to the excess (whether positive or negative) of (a) the sum of (x) all Collections received during such Monthly Period that were not applied by the Servicer to reduce the Outstanding Principal Balances of the Pledged Receivables in accordance with Section 2(a)(i) of the Servicing Agreement and (y) all Collections received during such Monthly Period that were recoveries with respect to Charged-Off Receivables (net of amounts, if any, retained by any third party collection agent), over (b) the aggregate amount paid by Company on the related Interest Payment Date pursuant to clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(viii), (a)(ix) and (a)(xi) of Section 2.12.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.11448%; provided that if Adjusted Daily Simple SOFR as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Effect” means, with respect to any action, that such action will (a) result in the occurrence of an Event of Default or (b) materially and adversely affect (i) the amount or timing of payments to be made to the Lenders pursuant to this Agreement or (ii) the existence, perfection, priority or enforceability of any security interest in a material amount of the Pledged Receivables taken as a whole or in any material part.

“Adverse Proceeding” means any non-frivolous action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or Holdings) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Company or Holdings, threatened in writing against Company or Holdings, or any of their respective property (it being acknowledged that any action, suit, proceeding, governmental investigation or arbitration by a Governmental Authority against Company and/or Holdings, as applicable, will not be considered frivolous for purposes of this definition).

“Affected Party” means any Lender, BMO Capital Markets Corp., in its individual capacity and in its capacities as Administrative Agent and as Collateral Agent, Deutsche Bank Trust Company Americas, in its individual capacity and in its capacity as Paying Agent and, with respect to each of the foregoing, the parent company or holding company that controls such Person.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.

“Agent” means each of the Administrative Agent, the Paying Agent and the Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.14.

“Agreement” means this Credit Agreement, dated as of June 30, 2022, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Class A Advance Rate” has the meaning assigned to such term in the Class A Fee Letter.

“Applicable Class B Advance Rate” has the meaning assigned to such term in the Class B Fee Letter.

“Approved Fund” means any Person that, in the ordinary course of its business, is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit that generally have an original par amount in excess of $10,000,000 and that is administered or managed by an entity that is not included in the list of entities set forth in clause (b) of the definition of Direct Competitor or any Affiliate thereof reasonably identifiable by name.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to each of the Company, the Seller, the Servicer and their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of the Closing Date, by and between Company, as purchaser, and Seller, as seller, as may be amended, restated, modified or supplemented from time to time, whereby Seller has agreed to sell and Company has agreed to purchase Eligible Receivables from time to time.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, general counsel, treasurer, corporate secretary or controller (or, in each case, the equivalent thereof).

“Automatic LOC Payment Modification” means, with respect to any LOC Receivable, upon the occurrence of each Subsequent LOC Advance relating to such LOC Receivable, that the Payment obligations of the Receivable Obligor under such LOC Receivable are automatically reset and restructured together with all other advances made under the related OnDeck LOC (based on the aggregate outstanding principal balance of all such advances) so that, with respect to all such advances, from and after the date of the last such Subsequent LOC Advance, a single periodic payment amount is owed each week over the course of the applicable amortization period.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(b).

“Backup Servicer” means Vervent Inc. or any replacement thereof appointed pursuant to the Backup Servicing Agreement.

“Backup Servicing Agreement” means that certain Backup Servicing Agreement dated as of the Closing Date, among the Company, the Administrative Agent and the Backup Servicer, as amended prior to the date hereof and as it may be amended, restated, modified or supplemented from time to time.

“Backup Servicing Fee” shall have the meaning attributed to such term in the Backup Servicing Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) Adjusted Daily Simple SOFR plus 1.26161%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Daily Simple SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Daily Simple SOFR, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.24 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.24(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Benchmark” means, initially, Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Daily Simple SOFR or the then-current

Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24.

“Benchmark Replacement” means , either of the following to the extent selected by Administrative Agent at the direction of the Requisite Lenders,

(a) Term SOFR Reference Rate; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent (at the direction of the Requisite Lenders) and the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (at the direction of the Requisite Lenders) and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any

Credit Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.24.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.

“Borrower Distribution” as defined in Section 6.5.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C-2, executed by an Authorized Officer of Company and delivered to Administrative Agent, Paying Agent, Collateral Agent and each Lender, which sets forth the calculation of the Class A Borrowing Base and the Class B Borrowing Base, including a calculation of each component thereof.

“Borrowing Base Deficiency” means either a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency, as applicable.

“Borrowing Base Report” means a report substantially in the form of Exhibit C-2, executed by an Authorized Officer of Company and delivered to Administrative Agent, Paying Agent, Collateral Agent and each Lender, which attaches a Borrowing Base Certificate.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York, California or Illinois or is a day on which banking institutions located in New York, New York, Santa Ana, California or Chicago, Illinois are authorized or required by law or other governmental action to close; provided that, in relation to any Revolving Loan bearing interest by reference to Daily Simple SOFR (a “SOFR Loan”), and any interest rate settings, fundings, disbursements, settlements or payments of any such SOFR Loan, or any other dealings of such SOFR Loan, any such day that is only an U.S. Government Securities Business Day.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand, securities account or deposit account; provided, however, that notwithstanding anything to the contrary contained herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of Enova and its Subsidiaries.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $1,000,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A‑2 or the equivalent thereof or from Moody’s is at least P‑2 or the equivalent thereof in each case with maturities of not more than one year from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A-2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means, at any time: (a) any “person” or “group” of related persons (as such terms are given meaning in the Exchange Act and the rules of the SEC thereunder) is or becomes the owner, beneficially or of record, directly or indirectly, of more than 50% (on a fully diluted basis) of the economic and voting interests (including the right to elect directors or similar representatives) in the Capital Stock of Enova; (b) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Enova and its Subsidiaries taken as a whole to any “person” (as such term is given meaning in the Exchange Act and the rules of the SEC thereunder); (c) Enova shall cease to directly or indirectly own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Holdings; or (d) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company free and clear of any Lien (other than any Lien as to which the holder thereof (such holder, an “Equity Lienholder”) has provided the Administrative Agent, for the benefit of the Lenders, a Protective Undertakings Certification).

“Charged-Off Receivable” means a Receivable which, in each case, consistent with the Underwriting Policies, has or should have been written off Company’s books as uncollectable.

“Chattel Paper” means any “chattel paper”, as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by the Company.

“Class” means a class of Revolving Loans hereunder, designated Class A Revolving Loans or Class B Revolving Loans.

“Class A Borrowing Base” means, as of any day, an amount equal to the lesser of:

(a) (i) the Applicable Class A Advance Rate multiplied by the Adjusted EPOB at such time, plus (ii) the sum of (A) the aggregate amount of Collections in the Lockbox Account and the Collection Account to the extent such Collections have already been applied to reduce the Eligible Portfolio Outstanding Principal Balance (as used to calculate the Adjusted EPOB in clause (a)(i) on such day) and (B) the fair market value of all Permitted Investments held in the Collection Account on such day minus (iii) the sum of the Accrued Interest Amount as of such day and the aggregate amount of all accrued and unpaid fees and expenses due under any Credit Document; and

(b) the Class A Revolving Commitments on such day.

With respect to any calculation of the Class A Borrowing Base with respect to any Credit Date solely for the purpose of determining Class A Revolving Availability for a requested Class A Revolving Loan, the Class A Borrowing Base will be calculated based on the Borrowing Base Certificate delivered in connection therewith on a pro forma basis giving effect to the Eligible Receivables to be purchased with the proceeds of such Class A Revolving Loan. With respect to any calculation of the Class A Borrowing Base for any other purpose, the Class A Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent, Paying Agent and each Lender with such adjustments as the Paying Agent identifies pursuant to Section 2.21.

“Class A Borrowing Base Deficiency” means, as of any day, the amount, if any, by which the Total Utilization of Class A Revolving Loans exceeds the Class A Borrowing Base.

“Class A Committed Lender” means each financial institution listed on the signature pages hereto as a Class A Committed Lender, and any other Person that becomes a party hereto as a Class A Committed Lender pursuant to an Assignment Agreement.

“Class A Conduit Lender” means each financial institution listed on the signature pages hereto as a Class A Conduit Lender, and any other Person that becomes a party hereto as a Class A Conduit Lender pursuant to an Assignment Agreement.

“Class A Fee Letter” means the Fee Letter, dated as of the Closing Date, by and between the Administrative Agent, each Class A Lender, and the Company, as such Fee Letter may be amended, restated, modified or supplemented from time to time.

“Class A Indemnitee” means an Indemnitee who is a Class A Lender, an Affiliate of a Class A Lender or an officer, partner, director, trustee, employee or agent of a Class A Lender.

“Class A Interest Rate” has the meaning assigned to such term in the Class A Fee Letter.

“Class A Lender” means each Class A Committed Lender and each Class A Conduit Lender.

“Class A Maturity Date” means the earliest of (i) the date that is one (1) year after the Early Amortization Start Date, (ii) the date that is one (1) year after the Revolving Commitment Termination Date, and (iii) the date of the termination of the Class A Revolving Commitments and acceleration of the Revolving Loans pursuant to Section 7.1.

“Class A Monthly Interest Amount” means, with respect to any Interest Payment Date, an amount equal to the product of (calculated for each day during the related Interest Period) (a) the Class A Interest Rate, (b) the Class A Revolving Loans outstanding on such day and (c) a fraction the numerator of which is equal to the actual number of days comprising such Interest Period and the denominator of which is equal to 360.

“Class A Monthly Principal Payment Amount” means, with respect to each Interest Payment Date, (i) during the Revolving Commitment Period, an amount (if any) required to be repaid on the Class A Revolving Loans so that, after giving effect thereto, no Class A Borrowing Base Deficiency would exist or (ii) during any other period, the aggregate outstanding principal balance of Class A Revolving Loans.

“Class A Obligations” means all Obligations owed to the Class A Lenders.

“Class A Register” as defined in Section 2.4(b)(i).

“Class A Revolving Availability” means, as of any date of determination, the amount, if any, by which the Class A Borrowing Base exceeds the Total Utilization of Class A Revolving Loans.

“Class A Revolving Commitment” means the commitment of a Class A Committed Lender to make or otherwise fund any Class A Revolving Loan and “Class A Revolving Commitments” means such commitments of all Class A Committed Lenders in the aggregate. The amount of each Class A Committed Lender’s Class A Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The Administrative Agent shall update Appendix A from time to time to reflect any changes in Class A Revolving Commitments. The aggregate amount of the Class A Revolving Commitments as of the Closing Date is $350,000,000.

“Class A Revolving Exposure” means, with respect to any Class A Committed Lender as of any date of determination, (i) prior to the termination of the Class A Revolving Commitments, that Lender’s Class A Revolving Commitment; and (ii) after the termination of the

Class A Revolving Commitments, the aggregate outstanding principal amount of the Class A Revolving Loans of that Lender.

“Class A Revolving Loan” means a loan made by a Class A Lender to Company pursuant to Section 2.1.

“Class A Revolving Loan Note” means a promissory note in the form of Exhibit B-1 hereto, as it may be amended, supplemented or otherwise modified from time to time.

“Class A Unused Fee” has the meaning assigned to such term in the Class A Fee Letter.

“Class A Used Fee” has the meaning assigned to such term in the Class A Fee Letter.

“Class B Borrowing Base” means, as of any day, an amount equal to the lesser of:

(a) (i) the Applicable Class B Advance Rate multiplied by the Adjusted EPOB at such time, plus (ii) the sum of (A) the aggregate amount of Collections in the Lockbox Account and the Collection Account to the extent such Collections have already been applied to reduce the Eligible Portfolio Outstanding Principal Balance (as used to calculate the Adjusted EPOB in clause (a)(i) on such day) and (B) the fair market value of all Permitted Investments held in the Collection Account on such day, minus (iii) the sum of the Accrued Interest Amount as of such day and the aggregate amount of all accrued and unpaid fees and expenses due under any Credit Document, minus (iv) the Class A Borrowing Base as of such date; and

(b) the Class B Revolving Commitments on such day.

With respect to any calculation of the Class B Borrowing Base with respect to any Credit Date solely for the purpose of determining Class B Revolving Availability for a requested Class B Revolving Loan, the Class B Borrowing Base will be calculated based on the Borrowing Base Certificate delivered in connection therewith on a pro forma basis giving effect to the Eligible Receivables to be purchased with the proceeds of such Revolving Loan. With respect to any calculation of the Class B Borrowing Base for any other purpose, the Class B Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent, Paying Agent and each Lender, as adjusted to reflect any adjustments identified by the Paying Agent pursuant to Section 2.21.

“Class B Borrowing Base Deficiency” means, as of any day, the amount, if any, by which the Total Utilization of Class B Revolving Commitments exceeds the Class B Borrowing Base.

“Class B Fee Letter” means the Fee Letter, dated as of the Closing Date, by and between each Class B Lender and the Company, as such Fee Letter may be amended, restated, modified or supplemented from time to time.

“Class B Indemnitee” means an Indemnitee who is a Class B Lender, an Affiliate of a Class B Lender or an officer, partner, director, trustee, employee or agent of a Class B Lender.

“Class B Interest Rate” has the meaning assigned to such term in the Class B Fee Letter.

“Class B Lender” means each financial institution listed on the signature pages hereto as a Class B Lender, and any other Person that becomes a party hereto as a Class B Lender pursuant to an Assignment Agreement. Each Class B Lender, as of the Closing Date, is listed on Schedule 1.1(b) hereto.

“Class B Maturity Date” means the earliest of (i) the date that is one (1) year after the Early Amortization Start Date, (ii) the date that is one (1) year after the Revolving Commitment Termination Date, and (iii) the date of the termination of the Class B Revolving Commitments and acceleration of the Revolving Loans pursuant to Section 7.1.

“Class B Monthly Interest Amount” means, with respect to any Interest Payment Date, an amount equal to the product of (calculated for each day during the related Interest Period) (a) the Class B Interest Rate, (b) the Class B Revolving Loans outstanding on such day and (c) a fraction the numerator of which is equal to (x) the actual number of days comprising the related Interest Period and the denominator of which is equal to (y) 360.

“Class B Monthly Principal Payment Amount” means, with respect to each Interest Payment Date, (i) during the Revolving Commitment Period, an amount (if any) required to be repaid on the Class B Revolving Loans so that, after giving effect thereto, no Class B Borrowing Base Deficiency would exist or (ii) during any other period, the aggregate outstanding principal balance of Class B Revolving Loans.

“Class B Register” as defined in Section 2.4(b)(ii).

“Class B Revolving Availability” means, as of any date of determination, the amount, if any, by which the Class B Borrowing Base exceeds the Total Utilization of Class B Revolving Commitments.

“Class B Revolving Commitment” means the commitment of a Class B Lender to make or otherwise fund any Class B Revolving Loan and “Class B Revolving Commitments” means such commitments of all Class B Lenders in the aggregate. The Administrative Agent shall update Appendix A from time to time to reflect any changes in Class B Revolving Commitments. The Class B Revolving Commitment of each Class B Lender will be equal to zero on the Revolving Commitment Termination Date.

“Class B Revolving Exposure” means, with respect to any Class B Lender as of any date of determination, (i) prior to the termination of the Class B Revolving Commitments, that Lender’s Class B Revolving Commitment; and (ii) after the termination of the Class B Revolving Commitments, the aggregate outstanding principal amount of the Class B Revolving Loans of that Lender.

“Class B Revolving Loan” means a loan made by a Class B Lender to Company pursuant to Section 2.1.

“Class B Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Class B Unused Fee” has the meaning assigned to such term in the Class B Fee Letter.

“Closing Date” means June 30, 2022.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F‑1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto, and any successors or assigns thereto.

“Collateral Documents” means the Security Agreement, the Control Agreements and all other instruments, documents and agreements delivered by, or on behalf or at the request of, Company or Holdings pursuant to this Agreement or any of the other Credit Documents, as the case may be, in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of Company as security for the Obligations or to protect or preserve the interests of Collateral Agent or the Secured Parties therein.

“Collateral Receipt and Exception Report” shall mean the “Trust Receipt” as defined in the Custodial Agreement.

“Collection Account” means the Securities Account at Deutsche Bank Trust Company Americas in the name of Company referenced in the Securities Account Control Agreement.

“Collections” means, with respect to each Pledged Receivable, any and all cash collections and other cash proceeds of such Pledged Receivable (whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment), including, without limitation, all prepayments, all overdue payments, all prepayment penalties and early termination penalties, all finance charges, if any, all amounts collected as interest, fees (including, without limitation, any servicing fees, any origination fees, any loan guaranty fees and, any platform fees), or charges for late payments with respect to such Pledged Receivable, all recoveries with respect to each Charged-Off Receivable (net of amounts, if any, retained by any third party collection agent), all investment proceeds and other investment earnings (net of losses and investment expenses) on Collections as a result of the investment thereof pursuant to Section 6.7, all proceeds of any sale, transfer or other disposition of any Pledged Receivable by Company and all deposits, payments or recoveries made in respect of any Pledged Receivable to any Controlled Account, or received by Company in respect of a Pledged Receivable, and all payments representing a disposition of any Pledged Receivable.

“Combined LOC OPB” means, as of any date with respect to each LOC Receivable acquired by Company, the aggregate unpaid principal balance of such LOC Receivable and all other LOC Receivables representing an advance under the related OnDeck LOC as set forth on the Servicer’s books and records as of the close of business on the immediately preceding Business Day (it being understood and agreed that the Servicer shall reflect all such LOC Receivables on its books and records as only one aggregate Receivable owed by the applicable Receivables Obligor).

“Commercial Paper Notes” means any commercial paper issued by or on behalf of a Class A Conduit Lender with respect to financing any Revolving Loan hereunder, including by a Related Fund.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1.

“Compliance Review” as defined in Section 5.5(b).

“Conforming Changes” means with respect to either the use of administration of Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (at the direction of the Requisite Lenders) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent (at the direction of the Requisite Lenders) in a manner substantially consistent with market practice (or, if the Administrative Agent (at the direction of the Requisite Lenders) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (at the direction of the Requisite Lenders) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (at the direction of the Requisite Lenders) decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreements” means collectively, the Lockbox Account Control Agreement, the Securities Account Control Agreement and the Blocked Account Control Agreement.

“Controlled Account” means each of the Reserve Account, the Collection Account and the Lockbox Account, and the “Controlled Accounts” means all of such accounts.

“Controlled Account Bank” means any of Deutsche Bank Trust Company Americas and Veritex Community Bank, provided that if Veritex Community Bank does not have long term ratings of at least BBB- and short term ratings of at least K3, by Kroll Bond Rating Agency, LLC or is no longer rated, then Company shall use good faith efforts to replace Veritex Community Bank with another bank reasonably acceptable to the Requisite Lenders.

“Controlled Account Voluntary Payment Notice” means a notice substantially in the form of Exhibit G hereto.

“CP” means, the promissory notes issued from time to time by a Conduit Lender (directly or indirectly) with respect to financing any Revolving Loan.

“CP Rate” with respect to any Conduit Lender for any day during any Interest Period (or portion thereof), the per annum rate equivalent to (a) the rate (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year) or, if more than one rate, the weighted average thereof, paid or payable by such Conduit Lender from time to time as interest on or otherwise in respect of the CP issued by such Conduit Lender (directly or indirectly, including through a Related Fund) that are allocated, in whole or in part, by such Conduit Lender’s agent to fund the purchase or maintenance of the Revolving Loans outstanding made by such Conduit Lender (and which may also, in the case of a pool-funded Conduit Lender, be allocated in part to the funding of other assets of such Conduit Lender and which CP need not mature on the last day of any Interest Period) during such Interest Period as determined by such Conduit Lender’s agent, which rates shall reflect and give effect to (i) certain documentation and transaction costs (including, without limitation, note and wire fees, dealer and placement agent commissions, and incremental carrying costs incurred with respect to CP maturing on dates other than those on which corresponding funds are received by such Conduit Lender) associated with the issuance of the Conduit Lender’s CP, and (ii) other borrowings by such Conduit Lender, including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, to the extent such amounts are allocated, in whole or in part, by the Conduit Lender’s agent to fund such Conduit Lender’s purchase or maintenance of the Revolving Loans outstanding made by such Conduit Lender during such Interest Period; provided that, if any component of such rate is a discount rate, in calculating the applicable “CP Rate” for such day, such Conduit Lender’s agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Revolving Loan Notes, if any, the Collateral Documents, the Performance Guaranty, the Asset Purchase Agreement, any Receivables Purchase Agreement, the Servicing Agreement, the Backup Servicing Agreement, the

Custodial Agreement, the Class A Fee Letter, the Class B Fee Letter, any Hedging Agreement and all other documents, instruments or agreements executed and delivered by Company, Holdings, Custodian, Servicer or Backup Servicer, for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Revolving Loan.

“Custodial Agreement” means the Custodial Services Agreement, dated as of the Closing Date, by and between the Company, Servicer, Custodian, Collateral Agent and Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” means Deutsche Bank Trust Company Americas, in its capacity as the provider of services under the Custodial Agreement, or any successor thereto in such capacity appointed in accordance with the Custodial Agreement.

“Daily Pay Receivable” means any Receivable for which a Payment is generally due on every Business Day.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, and ending on the earliest of the following dates: (i) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero

(whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any payments of the Revolving Loans in accordance with the terms of this Agreement), and (b) such Defaulting Lender shall have delivered to Company, Administrative Agent and Requisite Lenders a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.18 or Section 2.19, as applicable.

“Defaulted Receivable” means, with respect to any date of determination, a Receivable which (i) is a Charged-Off Receivable or (ii) has a Missed Payment Factor of (x) with respect to Daily Pay Receivables, greater than sixty (60), (y) with respect to Weekly Pay Receivables, greater than twelve (12), or (z) with respect to Monthly Pay Receivables, greater than three (3).

“Defaulting Lender” as defined in Section 2.18 or Section 2.19, as applicable.

“Delinquent Receivable” means, as of any date of determination, any Receivable with a Missed Payment Factor of one (1) or higher as of such date.

“Deposit Account” means a “deposit account” (as defined in the UCC), including a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Officer” means, with respect to Company, any Person with the title of Chief Executive Officer, President, Secretary, Chief Financial Officer, Chief Legal Officer or, in any case, the equivalent thereof.

“Determination Date” means the last day of each Monthly Period.

“Direct Competitor” means (a) any Person engaged in the same or similar line of business as Holdings, (b) any Person that is a direct competitor of Holdings or any Subsidiary of Holdings and is identified as such by the Company to the Administrative Agent prior to the Closing Date (as such list is updated by the Company from time to time, and acknowledged in writing by the Administrative Agent (such acknowledgment not to be unreasonably withheld)) in the list set forth in the Undertakings Agreement, or (c) any Affiliate of any such Person reasonably identifiable by name; provided that, any Person (other than any Person listed in clause (b) and their Affiliates reasonably identifiable by name) that either (i) both (A) has a market capitalization equal to or greater than $5 billion and (B) that is in the business of investing in commercial loans that generally have an original par amount in excess of $10,000,000 or (ii) that is an Approved Fund, shall in either case not be deemed a “Direct Competitor” hereunder.

“Document Checklist” shall have the meaning attributed to such term in the Custodial Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Early Amortization Event” has the meaning set forth on Appendix E.

“Early Amortization Period” means the period beginning on the Early Amortization Start Date and ending on the Class A Maturity Date.

“Early Amortization Start Date” means the first date upon which an Early Amortization Event occurs.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“E-Sign Receivable” means any Receivable for which the signature or record of agreement of the Receivables Obligor is obtained through the use and capture of electronic signatures, click-through consents or other electronically recorded assents.

“Eligible Assignee” means (i) any Lender or Lender Affiliate (other than a natural person), and (ii) any other Person (other than a natural Person) approved in writing by the Administrative Agent and, so long as no Default, Early Amortization Event or Event of Default has occurred and is continuing, the Company (in the case of the Company, such approval not to be unreasonably withheld, conditioned or delayed, and which Person shall be deemed to be approved by the Company if the Company has not countersigned the related Assignment Agreement or objected to such assignment in writing to the Administrative Agent (e-mail is acceptable) within five (5) Business Days of receipt thereof by the Company); provided, that (y) neither Enova nor any Affiliate of Enova (including Holdings and its Subsidiaries) shall, in any event, be an Eligible Assignee, and (z) no Direct Competitor shall be an Eligible Assignee so long as no Specified Event of Default has occurred and is continuing.

“Eligible Portfolio Outstanding Principal Balance” means, as of any date of determination, the sum of the Outstanding Principal Balance for all Eligible Receivables as of such date, excluding for the avoidance of doubt any loan which is a 30 MPF Receivable or a Defaulted Receivable.

“Eligible Receivable” means a Receivable with respect to which the Eligibility Criteria are satisfied as of the applicable date of determination.

“Eligible Receivables Obligor” means a Receivables Obligor that satisfies the criteria specified in Appendix C hereto under the definition of “Eligible Receivables Obligor”,

subject to any changes agreed to in writing by the Administrative Agent, the Requisite Class A Committed Lenders, the Requisite Class B Lenders and Company from time to time after the Closing Date.

“Eligibility Criteria” means the criteria specified in Appendix C hereto under the definition of “Eligibility Criteria”, subject to any changes agreed to in writing by the Administrative Agent, the Requisite Class A Committed Lenders, the Requisite Class B Lenders and Company from time to time after the Closing Date.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Enova, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Enforcement Action” means any action under applicable law to: (a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, and notification to depositary banks under deposit account control agreements); (b) solicit bids from third Persons to conduct the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral; (c) receive a transfer of Collateral in satisfaction of Obligations; or (d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the Collateral Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral).

“Enova” shall mean Enova International, Inc., a Delaware corporation.

“Equity Lienholder” has the meaning set forth in the definition of “Change of Control”.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii)

the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Enova, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Enova, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the PBGC initiated termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Enova, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Enova, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Enova, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (viii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” means each of the events set forth in Section 7.1. For the avoidance of doubt, an Early Amortization Event shall not be deemed an Event of Default hereunder for any purpose unless such Early Amortization Event is one of the enumerated events set forth in Section 7.1.

“Excess Concentration Amounts” means the amounts set forth on Appendix D hereto.

“Excess Spread” means, with respect to any Determination Date for any Monthly Period, the product of (a) 12 times (b) the percentage equivalent of a fraction (i) the numerator of which is the excess, if any, of (x) the Adjusted Interest Collections for such Monthly Period over (y) the aggregate Outstanding Principal Balance of all Pledged Receivables that became Defaulted Receivables during such Monthly Period and (ii) the denominator of which is the average daily Eligible Portfolio Outstanding Principal Balance for such Monthly Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax

(or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Revolving Loan or Revolving Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16(b), amounts with respect to such Taxes were payable (or would have been payable prior to actions taken under Section 2.19) either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(d) and (d) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if none of such rates are published for any day that is a Business Day, the term “Federal Funds Effective Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Financial Covenants” means the financial covenants set forth on Schedule 1.1(a) hereto.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or the equivalent thereof) of Enova that such financial statements fairly present, in all material respects, the financial condition of Enova and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and is the only Lien to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Enova and its Subsidiaries ending on December 31 of each calendar year.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the CP Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the CP Rate or the Adjusted Daily Simple SOFR shall be 0%.

“Fourth Highest Concentration State” means, on any date of determination, the state or territory of the United States (excluding the Highest Concentration State, the Second Highest Concentration State and the Third Highest Concentration State) in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.

“Funding Default” as defined in Section 2.18.

“Funding Account” has the meaning set forth in Section 2.11(a).

“Funding Notice” means a notice substantially in the form of Exhibit A‑1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Hedge Counterparty” means any entity that has entered into a Hedging Agreement with the Company.

“Hedge Trigger Event” means that the daily average Adjusted Daily Simple SOFR exceeds 5.00% for any Interest Period.

“Hedging Agreement” means an agreement (whether or not in writing) that governs or gives rise to a Hedging Transaction.

“Hedging Transaction” means an interest rate cap, interest rate swap, or other interest rate hedging transaction reasonably acceptable to the Administrative Agent.

“Highest Concentration Industry Code” means, on any date of determination, the Industry Code shared by Receivables Obligors of Eligible Receivables having the highest aggregate Outstanding Principal Balance.

“Highest Concentration State” means, on any date of determination, the state or territory of the United States in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” means ODK Capital, LLC, a Utah limited liability company.

“Increased-Cost Lenders” as defined in Section 2.19.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith and any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any Contractual Obligation (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of One Counsel for the Administrative Agent, Collateral Agent and the Class A Indemnitees, One Counsel for Class

B Indemnitees and counsel for the Paying Agent in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity, but excluding any amounts payable by Company in respect of Taxes that are not an Indemnified Tax), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents, any Related Agreement, or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 9.3.

“Indemnitee Agent Party” as defined in Section 8.6.

“Independent Manager” as defined in Section 6.15.

“Industry Code” means, with respect to any Receivables Obligor of an Eligible Receivable, the NAICS industry code under which the business of such Receivables Obligor has been classified by Seller.

“Interest Payment Date” means the seventeenth (17th) calendar day after the end of each Monthly Period, and if such date is not a Business Day, the next succeeding Business Day.

“Interest Period” means an interest period (i) initially, commencing on and including the Closing Date and ending on and including the last day of the calendar month in which the Closing Date occurs; and (ii) thereafter, commencing on and including the first day of each calendar month and ending on and excluding the first day of the immediately succeeding calendar month.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is four (4) Business Days prior to the immediately following Interest Payment Date.]

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Company to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lender” means each Class A Lender and each Class B Lender.

“Lender Affiliate” means, as applied to any Lender or Agent, any Related Fund and any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Lender or Agent. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Lender Group” means a group of Class A Lenders designated as a “Lender Group” on their signature pages hereto or in an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 30, 2022.

“LOC Receivable” means a Receivable acquired by the Company representing an advance under an OnDeck LOC offered to the related Receivables Obligor, it being understood and agreed that Payments thereunder are subject to Automatic LOC Payment Modifications in accordance with the terms of the applicable Receivable Agreement upon the occurrence of a Subsequent LOC Advance under such OnDeck LOC.

“Lockbox Account” means a Deposit Account with account number 5501664295 at Veritex Community Bank in the name of Company.

“Lockbox Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.

“Lockbox System” as defined in Section 2.11(d).

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Record” as defined in the Custodial Agreement.

“Material Adverse Effect” means, with respect to any event or circumstance and any Person, a material adverse effect on: (i) the business, assets, financial condition or results of operations of such Person and its consolidated Subsidiaries, if any, taken as a whole; (ii) the ability of such Person to perform its material obligations under the Credit Documents; (iii) the validity or enforceability of any Credit Document to which such Person is a party; or (iv) the existence, perfection, priority or enforceability of any security interest in a material amount of the Pledged Receivables taken as a whole or in any material part.

“Material Contract” means any contract or other arrangement to which Company is a party (other than the Credit Documents or the Related Agreements) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Modification” means, with respect to any Receivable, a reduction in the interest rate, an extension of the term, a reduction in, or change in frequency of, any required Payment or extension of a Payment Date (other than a temporary modification made in accordance with the Underwriting Policies) or a reduction in the Outstanding Principal Balance thereof or the amount of interest payable thereunder, provided that with respect to any LOC Receivable, none of the following modifications shall be deemed to be a Material Modification hereunder: (i) an Automatic LOC Payment Modification, (ii) changes to the “credit limit”, the “applicable APR” or the “applicable amortization period” set forth in the applicable Receivable Agreement in each case in accordance with the Underwriting Policies, so long as, in the case of an increase to the “credit limit”, decrease to the “applicable APR” or an increase to the “applicable amortization period”, the related Receivables Obligor was current on all payments at the time of such changes to the applicable Receivable Agreement became effective; or (iii) changes to the applicable Receivable Agreement consistent with the changes reflected in a successor form of Receivable Agreement approved in accordance with Section 6.18.

“Materials” as defined in Section 5.5(b).

“Maximum 15 Day Delinquency Rate” means, with respect to any Monthly Period, the percentage equivalent of a fraction (i) the numerator of which is the aggregate Outstanding Principal Balance of all Delinquent Receivables (other than Defaulted Receivables) that are Pledged Receivables that have a Missed Payment Factor of (x) with respect to Daily Pay Receivables, fifteen (15) or higher, (y) with respect to Weekly Pay Receivables, three (3) or higher, or (z) with respect to Monthly Pay Receivables, 0.75 or higher, in each case, as of the last day of such Monthly Period and (ii) the denominator of which is the aggregate Outstanding Principal Balance of all Receivables (other than Defaulted Receivables) that are Pledged Receivables as of the last day of such Monthly Period.

“Maximum Default Rate” means, with respect to any Monthly Period, twelve times the percentage equivalent of a fraction (i) the numerator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables that became Defaulted Receivables during such Monthly Period and (ii) the denominator of which is the average daily Outstanding Principal Balance of all Pledged Receivables for such Monthly Period.

“Maximum Upfront Fee” means, with respect to any Receivable, 6.0% of the original aggregate unpaid principal balance of such Receivable (or such higher percentage or amount as may be agreed to in writing by the Administrative Agent with the consent of the Requisite Lenders upon the request of the Company).

“Missed Payment Factor” means, in respect of any Receivable, an amount equal to the sum of (a) the amount equal to (i) the total past due amount of Payments in respect of such Receivable, divided by (ii) the required periodic Payment in respect of such Receivable as set forth in the related Receivables Agreement, determined without giving effect to any temporary modifications of such required periodic Payment then applicable to such Receivable, and (b) the number of Payment Dates, if any, past the Receivable maturity date on which a Payment was due but not received.

“Monthly Pay Receivable” means any Receivable for which a Payment is generally due once per month.

“Monthly Period” means the period from and including the first day of a calendar month to and including the last day of such calendar month, provided, however, that the initial Monthly Period commenced on the Closing Date and ended on the last day of the calendar month following the month in which the Closing Date occurred.

“Monthly Reporting Date” means the second Business Day prior to each Interest Payment Date.

“Monthly Servicing Report” shall have the meaning attributed to such term in the Servicing Agreement.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“NAICS” means the North American Industry Classification System.

“Net Asset Sale Proceeds” means, with respect to any Permitted Asset Sale, an amount equal to: (i) Cash payments received by, or on behalf of, Company from such Permitted Asset Sale, minus (ii) any bona fide direct costs incurred by the Company in connection with such Permitted Asset Sale to the extent paid or payable to non-Affiliates of the Company, including (a) income or gains taxes payable by the Company as a result of any gain recognized in connection with such Permitted Asset Sale during the tax period the sale occurs and (b) a reasonable reserve for any recourse for a breach of the representations and warranties made by Company to the purchaser in connection with such Permitted Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Non-Consenting Lender” as defined in Section 2.19.

“Non-US Lender” as defined in Section 2.16(d)(i).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all obligations of every nature of Company from time to time owed to the Agents (including former Agents), the Lenders or any of them, in each case under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on any Obligation, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“On Deck Score” means that numerical value that represents the Seller’s evaluation of the creditworthiness of a business and its likelihood of default on a commercial loan or other similar credit arrangement generated by “version 5” of the proprietary methodology developed and maintained by Holdings, as such methodology is applied in accordance with the other aspects of the Underwriting Policies, as such methodology may be revised and updated from time to time in accordance with Section 6.17.

“OnDeck LOC” means the “Line of Credit (LOC)” product as described in the Underwriting Policies.

“One Counsel” means, in respect of any Person or group of Persons, one primary counsel and one local counsel in each applicable jurisdiction for such Person or group of Persons, and, to the extent there exists actual or perceived conflicts of interest, one additional primary counsel for each group of similarly situated Persons and one additional local counsel in each applicable jurisdiction for such similarly situated Persons.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, and its by‑laws, (ii) with respect to any limited partnership, its certificate of limited partnership, and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement, in each case, as amended, restated, supplemented or otherwise modified from time to time. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Revolving Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19).

“Outstanding Principal Balance” means, (i) as of any date with respect to any Term Receivable, the unpaid principal balance of such Receivable as set forth on the Servicer’s books and records as of the close of business on the immediately preceding Business Day, and (ii) as of any date with respect to any LOC Receivable, the Combined LOC OPB of such LOC Receivable (without duplication); provided, however, that the Outstanding Principal Balance of any Receivable that has become a Charged-Off Receivable will be zero.

“Participant” as defined in Section 9.6(h).

“Participant Register” as defined in Section 9.6(h).

“Paying Agent” as defined in the preamble hereto, and any successors or assigns thereto.

“Payment” means, with respect to any Receivable, the required scheduled loan payment in respect of such Receivable, as set forth in the applicable Receivable Agreement.

“Payment Dates” means, with respect to any Receivable, the date a payment is due in accordance with the Receivable Agreement with respect to such Receivable as in effect as of the date of determination.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Guarantor” means Enova.

“Performance Guaranty” means that certain Performance Guaranty, dated as of the Closing Date, by Enova in favor of the Administrative Agent and the Lenders, as amended, restated, modified or supplemented from time to time.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted CP Disclosure Information” means with respect to any Class A Conduit Lender as of any date in connection with any disclosure of information permitted by Section 9.17(f), (i) the outstanding exposure of such Class A Conduit Lender to assets consisting of Class A Revolving Loans as of such date, (ii) with respect to the Class A Revolving Loans owned by such Lender, the nature of the underlying Receivables as small business loans, and (iii) with respect to the Class A Revolving Loans owned by such Lender, the number of underlying Receivables Obligors or Receivables Agreements.

“Permitted Asset Sale” means, so long as all Net Asset Sale Proceeds are contemporaneously remitted to the Collection Account, (a) the sale by Company of Receivables to Seller pursuant to any repurchase option or obligations of Seller under the Asset Purchase Agreement, (b) the sale by the Servicer on behalf of Company of Charged-Off Receivables to any third party in accordance with the Servicing Standard, provided, that such sales are made without representation, warranty or recourse of any kind by Company (other than customary representations regarding title and absence of liens on the Charged-Off Receivables, and the status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale), (c) the sale by Company of Receivables to Seller who immediately thereafter sells such Receivables to a special-purpose Subsidiary of Seller, so long as, (i) the amount received by Company therefore and deposited into the Collection Account is no less than the aggregate Outstanding Principal Balances of such Receivables, (ii) such sale is made without representation, warranty or recourse of any kind by Company (other than customary representations regarding title, absence of liens on the Receivables, status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale), (iii) the manner in which such Receivables were selected by Company could not reasonably be expected to adversely affect the Lenders, (iv) the agreement pursuant to which such Receivables were sold to such Seller or such special-purpose Subsidiary, as the case may be, contains an obligation on the part of such Seller or such special-purpose Subsidiary to not file or join in filing any involuntary bankruptcy petition against Company prior to the end of the period that is one year and one day after the payment in full of all Obligations (other than inchoate indemnification obligations for which a claim has not been made) of Company under this Agreement and not to cooperate with or encourage others to file involuntary bankruptcy petitions against Company during the same period, (v) in the case of the sale of any LOC Receivable or interest therein, such sale provides for the sale of the entire Combined LOC OPB for such LOC Receivable and (vi) no Early Amortization Event or Event of Default has occurred and is continuing or will result therefrom, and (d) the sale by Company of Receivables with the written consent of the Administrative Agent, the Requisite Class A Committed Lenders and the Requisite Class B Lenders.

“Permitted Discretion” means, with respect to any Person, a determination or judgment made by such Person in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Investments” means the following, subject to qualifications hereinafter set forth: (i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America; (ii) federal funds, unsecured certificates of deposit and time deposits of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the rating agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Moody’s and S&P; (iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC); (iv) only to the extent permitted by Rule 3a-7 under the Investment Company Act of 1940, investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii) above that are rated in the highest rating category by Moody’s or S&P; and (v) such other investments as to which the Administrative Agent consent in its sole discretion. Each of the Permitted Investments may be purchased by the Paying Agent through an affiliate of the Paying Agent.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other rating agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledged Receivables” shall have the meaning attributed to such term in the Servicing Agreement.

“Portfolio Weighted Average Receivable Yield” means as of any date of determination, the quotient, expressed as a percentage, obtained by dividing (a) the sum, for all Eligible Receivables, of the product of (i) the Receivable Yield for each such Eligible Receivable and (ii) the Outstanding Principal Balance of such Eligible Receivable as of such date, by (b) the Eligible Portfolio Outstanding Principal Balance as of such date.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means, for Administrative Agent, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as Administrative Agent may from time to time designate in writing to Company and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be as set forth on Appendix B (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Company and each Lender).

“Pro Rata Share” means, as the context may require, with respect to (a) any Class A Committed Lender, the percentage obtained by dividing (i) the Class A Revolving Exposure of that Lender by (ii) the aggregate Class A Revolving Exposure of all Class A Committed Lenders, (b) any Class B Lender, the percentage obtained by dividing (i) the Class B Revolving Exposure of that Lender by (ii) the aggregate Class B Revolving Exposure of all Class B Lenders and (c) any Lender, the percentage obtained by dividing (i) the Revolving Exposure of that Lender by (ii) the aggregate Revolving Exposure of all Lenders.

“Protective Undertaking Certification” means a certification provided by an Equity Lienholder to the Administrative Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Equity Lienholder certifies that (i) such Equity Lienholder will not (a) cause the Company to commence a voluntary or involuntary proceeding under any Debtor Relief Law, (b) in connection with any such proceeding, challenge the “true sale” characterization of any sale of Receivables by Holdings to the Company, (c) in connection with any such proceeding, attempt to cause the Company to be “substantively consolidated” with Holdings or any other Person or (d) exercise any rights to vote the membership interest of the Company so as to cause the Company to (1) violate or breach any term or provision in any Credit Documents, (2) make dividends or distributions on the membership interest except out of funds which are otherwise released to the Company free of the security interest under the Credit Documents, (3) amend or alter any of the terms of the Company’s organizational document except in accordance with the terms of such organizational documents; (4) be dissolved or to liquidate its assets or (5) incur any indebtedness other than as expressly permitted under its organizational documents. and (ii) such Equity Lienholder (a) does not have any right, claim or interest in or to any of the Collateral or other assets of the Company and (b) agrees that it will turn over any proceeds of the Collateral to the Agents.

“Qualified Hedge Counterparty” means any Hedge Counterparty that is (i) BMO Capital Markets Corp. or an Affiliate thereof or (ii) any other entity, which on the date of entering into any Hedging Agreement is (A) an interest rate swap dealer with a short term rating of at least A-2 from S&P and P-2 from Moody’s and a long term rating of at least A- from S&P and A3 from Moody’s; provided that, if no interest rate swap dealers meet such ratings as of a particular date, the parties shall agree to reasonable alternative ratings thresholds, and (B) solely with respect to any interest rate swap, has agreed to an ISDA/CSA which includes provisions approved in writing by the Administrative Agent, in its reasonable discretion, including but not limited to (x) no termination event in the event of a failure of Company to post required margin under the credit support annex and (y) requirements to notify the Administrative Agent in the event of a failure of Company to post required margin under the credit support annex; provided, however, solely with respect to a Hedge Counterparty described in clause (ii), upon a downgrade of a short term rating below A-2 from S&P or P-2 from Moody’s or a long term rating of A-1 from S&P or A3 from Moody’s, the Company shall require such hedge counterparty to post collateral acceptable to the Administrative Agent or replace such hedge counterparty within thirty (30) days.

“Qualified Hedging Agreement” means each agreement between the Company and a Qualified Hedge Counterparty that (i) is in writing, (ii) governs one or more Hedging Transactions, (iii) contains commercially reasonable terms and is in the form and substance reasonably acceptable to the Administrative Agent, (iv) contains an express acknowledgement of and consent to the assignment by the Company thereunder to the Administrative Agent, (v) requires all payments due to the Company thereunder by the Qualified Hedge Counterparty to be remitted exclusively to the Collection Account, (vi) contains an express prohibition on any amendment or modification thereof without the express written consent of the Administrative Agent, and (vii) complies with any applicable clearing and margin requirements of Dodd‑Frank Wall Street Reform and Consumer Protection Act.

“Qualified Hedging Transaction” means either (a) a Hedging Transaction that is an interest rate cap that arises under a Qualified Hedging Agreement, and for which the Company has made all required payments paid or payable to the Qualified Hedge Counterparty thereunder to purchase such Hedging Transaction, or (b) a Hedging Transaction other than an interest rate cap that (i) has been approved by the Administrative Agent and the Requisite Class B Lenders in their reasonable discretion, and (ii) has been entered into pursuant to a Qualified Hedging Agreement.

“Rating Agency Confirmation” means, with respect to any specified action or determination, for so long as any Class A Conduit Lender (or a Related Fund funding such Class A Conduit Lender’s CP) is rated by a rating agency, the receipt of written confirmation from each rating agency rating such Class A Conduit Lender (or its Related Fund, if applicable), that a specified action or determination (including entering into the transactions contemplated by this Agreement) will not result in the reduction or withdrawal or other adverse action with respect to their then-current ratings on the Class A Conduit Lender or any Related Fund, if applicable (including any private or confidential rating).

“Re-Aged” means returning a delinquent, open-end account to current status without collecting the total amount of principal, interest, and fees that are contractually due. For the avoidance of doubt, any Receivable subject to a Material Modification (in accordance with the Underwriting Policies) shall not be considered to be Re-Aged for purposes hereof unless subsequent to such Material Modification the Receivable becomes a Delinquent Receivable and it is then returned to current status without collecting the total amount of principal, interest, and fees that are contractually due.

“Receivable” means any (i) loan or similar contract or (ii) “account”, “payment intangible” or “general intangible” (each, as defined in the UCC) representing a fully disbursed portion of an OnDeck LOC, in each case with a Receivables Obligor pursuant to which Holdings or the Receivables Account Bank extends credit to such Receivables Obligor including all rights under any and all security documents or supporting obligations related thereto, including the applicable Receivable Agreements.

“Receivable Agreements” means (i) with respect to any Term Receivable, a Business Loan and Security Agreement, a Business Loan and Security Agreement Supplement or Loan Summary, the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit), in each case, in substantially the form attached as Exhibit C to the Undertakings Agreement and as may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement, and the other documents related thereto to which the applicable Receivables Obligor is a party, and (ii) with respect to any LOC Receivable, a Business Line of Credit Agreement, a Business Line of Credit Agreement Supplement, the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit), in each case, in substantially the form attached as Exhibit D to the Undertakings Agreement and as may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement, and the other documents related thereto to which the applicable Receivables Obligor is a party.

“Receivable File” means, with respect to any Receivable, (i) copies of each applicable document listed in the definition of “Receivable Agreements,” (ii) with respect to any Term Receivable, the UCC financing statement, if any, filed against the Receivables Obligor in connection with the origination of such Receivable and (iii) copies of each of the documents required by, and listed in, the Document Checklist attached to the Custodial Agreement, each of which may be in electronic form.

“Receivable Yield” means, with respect to any Receivable, the imputed interest rate that is calculated on the basis of the expected aggregate annualized rate of return (calculated inclusive of all interest and fees (other than any Upfront Fees)) of such Receivable over the life of such Receivable.

Such calculation shall assume:

(a) 12 Payment Dates per annum, for Monthly Pay Receivables;

(b) 52 Payment Dates per annum, for Weekly Pay Receivables; and

(c) 252 Payment Dates per annum, for Daily Pay Receivables.

“Receivables Account Bank” means, with respect to any Receivable, (i) Celtic Bank Corporation, a Utah chartered industrial bank or (ii) with the written consent of the Requisite Lenders, any other institution organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities that originates and owns Receivables for Seller pursuant to a Receivables Program Agreement.

“Receivables Guarantor” means with respect to any Receivables Obligor, (a) each holder of the Capital Stock (or equivalent ownership or beneficial interest) of such Receivables Obligor in the case of a Receivables Obligor which is a corporation, partnership, limited liability company, trust or equivalent entity, who has agreed to unconditionally guarantee all of the obligations of the related Receivables Obligor under the related Receivable Agreements or (b) the natural person operating as the Receivables Obligor, if the Receivables Obligor is a sole proprietor.

“Receivables Obligor” means with respect to any Receivable, the Person or Persons obligated to make payments with respect to such Receivable, excluding any Receivables Guarantor referred to in clause (a) of the definition of “Receivables Guarantor.”

“Receivables Program Agreement” means the (i) Business Loan Marketing, Servicing and Purchase Agreement, dated as of December 15, 2020, between Holdings, On Deck Capital, Inc. and Celtic Bank Corporation, a Utah industrial bank (as amended, restated, amended and restated, modified or supplemented from time to time), and (ii) any other agreement between Holdings and a Receivables Account Bank pursuant to which Holdings may refer applicants for small business loans conforming to the Underwriting Policies to such Receivables Account Bank and such Receivables Account Bank has the discretion to fund or not fund a loan to such applicant based on its own evaluation of such applicant and containing those provisions as are reasonably necessary to ensure that the transfer of small business loans by such Receivables Account Bank to Holdings thereunder are treated as absolute sales.

“Receivables Purchase Agreement” means a Bill of Sale and Assignment of Assets, by and between Seller and the Company, in substantially the form of Exhibit H hereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if the Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (2) if such Benchmark is not Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” means a Class A Register or Class B Register, as applicable.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Trigger Event” means the occurrence of any inquiry (other than any Routine Inquiry) or investigation by a Governmental Authority against Holdings, the Company or any of their Affiliates challenging its authority to originate, hold, own, service, collect or enforce any Receivables, or otherwise alleging any material non-compliance by Holdings, the Company or any of their Affiliates with any applicable law related to originating, holding, collecting, servicing or enforcing such Receivables that (i) is reasonably likely to have a Material Adverse Effect or (ii) is reasonably likely to render any material portion of the Collateral invalid, unenforceable or uncollectible

“Related Agreements” means, collectively the Organizational Documents of Company and each Receivables Program Agreement.

“Related Fund” means, with respect to any Lender that is (a) an investment fund or a subsidiary of one or more investment funds (via direct or indirect ownership of traditional equity interests or profit participating notes), any other (i) investment fund that invests in commercial loans or similar debt instruments and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (ii) a subsidiary of one or more investment funds (via direct or indirect ownership of traditional equity interests or profit participating notes) that satisfy the requirements specified in the foregoing clause (i), or (b) a commercial paper conduit, any other commercial paper conduit that is managed, advised, sponsored or provided with liquidity support by the same Person as such commercial paper conduit or by an Affiliate of such Person.

“Related Security” shall have the meaning attributed to such term in the Asset Purchase Agreement.

“Release” means the release by the Administrative Agent and the Collateral Agent of its security interest in all or any designated portion of the Pledged Receivables in connection with (a) a Whole Loan Sale, (b) a Securitization Transaction, (c) a voluntary prepayment following the first anniversary of the Closing Date, in each case made in accordance with the terms of Section 2.6 or (d) any other Permitted Asset Sale.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Renewal Receivable” means a Receivable the proceeds of which were used to satisfy in full an existing Receivable.

“Replacement Lender” as defined in Section 2.19.

“Repayment Cure” shall have the meaning set forth in Section 7.2.

“Requirements of Law” means as to any Person, any law (statutory or common), treaty, rule, ordinance, order, judgment, Governmental Authorization, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Requisite Class A Committed Lenders” means one or more Class A Committed Lenders having or holding Class A Revolving Exposure and representing more than 66 2/3% of the sum of the aggregate Class A Revolving Exposure of all Class A Committed Lenders.

“Requisite Class B Lenders” means one or more Class B Lenders having or holding Class B Revolving Exposure and representing more than 66 2/3% of the sum of the aggregate Class B Revolving Exposure of all Class B Lenders.

“Requisite Lenders” means (a) until the Revolving Commitment Termination Date shall have occurred and all Class A Revolving Loans and all other Obligations owing to the Class A Committed Lenders have been paid in full in cash, the Requisite Class A Committed Lenders and (b) thereafter, the Requisite Class B Lenders.

“Reserve Account” means a Deposit Account at Deutsche Bank Trust Company Americas in the name of Company referenced in the Blocked Account Control Agreement.

“Reserve Account Funding Amount” means, on any day the excess, if any, of (a) the Reserve Account Funding Requirement as of such day, over (b) the amount then on deposit in the Reserve Account.

“Reserve Account Funding Requirement” means, (A) on any day during the Revolving Commitment Period, the sum of (a) the product of (i) 50 basis points and (ii) the Total Utilization of Class A Revolving Loans as of such day, and (b) the product of (i) 50 basis points and (ii) the Total Utilization of Class B Revolving Commitments as of such day, and (B) on any day thereafter, zero.

“Responsible Officer” means, (i) when used with respect to any Person (other than the Paying Agent or the Custodian), any officer of such Person, including any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject and having direct responsibility for the administration of this Agreement and the other Credit Documents to which such Person is a party and (ii) when used with respect to the Paying Agent or the Custodian, any officer within the corporate trust office, including any director, vice president, assistant vice president, associate or other officer customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom such matter is referred at the corporate trust office because of such person’s knowledge of and familiarity with the particular subject and in each case having direct responsibility for the administration of this Agreement and the other Credit Documents to which such Person is a party.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company now or hereafter outstanding.

“Revolving Availability” means Class A Revolving Availability or Class B Revolving Availability, as applicable.

“Revolving Commitment” means a Class A Revolving Commitment or Class B Revolving Commitment, as applicable.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the date that is two (2) years after the Closing Date; (ii) the date the Class A Revolving Commitments are permanently reduced to zero pursuant to Section 2.6; (iii) the date of the termination of the Revolving Commitments pursuant to Section 7.1; and (iv) the first day of the Early Amortization Period.

“Revolving Exposure” means, (a) with respect to any Class A Committed Lender as of any date of determination, such Class A Committed Lender’s Class A Revolving Exposure and (b) with respect to any Class B Lender as of any date of determination, such Class B Lender’s Class B Revolving Exposure.

“Revolving Loan” means a Class A Revolving Loan or a Class B Revolving Loan, as applicable.

“Revolving Loan Note” means Class A Revolving Loan Note or a Class B Revolving Loan Note, as applicable.

“Rolling 3-Month Average Excess Spread” means, for any Monthly Period, the arithmetic average Excess Spread for such Monthly Period and, if two (2) Monthly Periods have elapsed since the Closing Date, the two (2) Monthly Periods immediately preceding such Monthly Period.

“Rolling 3-Month Average Maximum 15 Day Delinquency Rate” means, for any Monthly Period, the arithmetic average Maximum 15 Day Delinquency Rate for such Monthly Period and, if two (2) Monthly Periods have elapsed since the Closing Date, the two (2) Monthly Periods immediately preceding such Monthly Period.

“Rolling 3‐Month Average Maximum Default Rate” means, for any Monthly Period, the arithmetic average Maximum Default Rate for such Monthly Period and, if two (2) Monthly Periods have elapsed since the Closing Date, the two (2) Monthly Periods immediately preceding such Monthly Period.

“Routine Inquiry” means any inquiry, written or otherwise, made by a Governmental Authority in connection with (i) the routine transmittal of a customer complaint or (ii) a formal or informal non-adverse request for information regarding the Company’s or Holdings’ business activities, licensing status and/or regulatory posture but only if such request does not contain any specific allegations or violations involving Holdings or the Company.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its permitted successors and assigns.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Second Highest Concentration State” means, on any date of determination, the state or territory of the United States (excluding the Highest Concentration State) in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.

“Second Highest Concentration Industry Code” means, on any date of determination, the Industry Code (excluding the Highest Concentration Industry Code) shared by Receivables Obligors of Eligible Receivables having the highest aggregate Outstanding Principal Balance.

“Secured Parties” shall have the meaning attributed to such term in the Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means a “securities account” (as defined in the UCC).

“Securities Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization Transaction” means a broadly marketed and distributed issuance of asset-backed securities, whether sponsored by an Affiliate of the Company or any non-affiliated third party, which is secured by Receivables.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date between Company and the Collateral Agent, as it may be amended, restated or otherwise modified from time to time.

“Seller” has the meaning set forth in the Asset Purchase Agreement.

“Servicer” means Holdings, in its capacity as the “Servicer” under the Servicing Agreement, and, after any removal or resignation of Holdings as the “Servicer” in accordance with the Servicing Agreement, any Successor Servicer.

“Servicer Default” shall have the meaning attributed to such term in the Servicing Agreement.

“Servicing Agreement” means that certain Servicing Agreement dated as of the Closing Date between Company, the initial Servicer and the Administrative Agent, as it may be amended, restated or otherwise modified from time to time, and, after the appointment of any Successor Servicer, the Successor Servicing Agreement to which such Successor Servicer is a party, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Servicing Fees” shall have the meaning attributed to such term in the Servicing Agreement; provided, however that, after the appointment of any Successor Servicer, the Servicing Fees shall mean the Successor Servicer Fees payable to such Successor Servicer.

“Servicing Reports” means the Servicing Reports delivered pursuant to the Servicing Agreement, including the Monthly Servicing Report.

“Servicing Standard” shall have the meaning attributed to such term in the Servicing Agreement.

“Servicing Transition Expenses” means all reasonable, out-of-pocket costs and expenses actually incurred by the Successor Servicer in connection with the assumption of servicing of the Pledged Receivables by a Successor Servicer after the delivery of a Termination Notice to the Servicer.

“Servicing Transition Period” means the period commencing on the giving of a Termination Notice and ending such number of days thereafter as shall be determined by the Administrative Agent in its Permitted Discretion or at the direction of the Requisite Lenders.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Revolving Loan that bears interest based on SOFR.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer (or the equivalent thereof) of each of Holdings and Company substantially in the form of Exhibit F‑2.

“Solvent” means, with respect to Company or Holdings, that as of the date of determination, both (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the date of determination; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such entity is “solvent” within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Event of Default” means any Event of Default occurring under Sections 7.1(a), (e) or (f).

“Subsequent LOC Advance” means, with respect to any LOC Receivable relating to a particular OnDeck LOC offered to the related Receivables Obligor, an additional LOC Receivable representing a subsequent advance under such OnDeck LOC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Successor Servicer” shall have the meaning attributed to such term in the Servicing Agreement.

“Successor Servicing Agreement” shall have the meaning attributed to such term in the Servicing Agreement.

“Successor Servicer Fees” means the servicing fees payable to a Successor Servicer pursuant to a Successor Servicing Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.

“Term Receivable” means a Receivable that is not a LOC Receivable.

“Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Loans, the first day of such applicable Interest Period, or (b) with respect to Base Rate, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR

Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Terminated Lender” as defined in Section 2.19.

“Termination Date” means the date on, and as of, which (a) all Revolving Loans have been repaid in full, (b) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents have been paid in full in cash or otherwise completely discharged, and (c) the Revolving Commitments shall have been permanently reduced to zero.

“Termination Notice” shall have the meaning attributed to such term in the Servicing Agreement.

“Third Highest Concentration State” means, on any date of determination, the state or territory of the United States (excluding the Highest Concentration State and the Second Highest Concentration State) in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.

“Total Utilization of Class A Revolving Loans” means, as at any date of determination, the aggregate principal amount of all outstanding Class A Revolving Loans.

“Total Utilization of Class B Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Class B Revolving Loans.

“Transaction Costs” means the fees, costs and expenses payable by Holdings or Company on the Closing Date, in connection with the transactions contemplated by the Credit Documents.

“Transfer Date” has the meaning assigned to such term in the Asset Purchase Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCC Agent” means Corporation Service Company, a Delaware corporation, in its capacity as agent for Holdings or other entity providing secured party representation services for Holdings from time to time.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Undertakings Agreement” means that certain agreement, dated as of the Closing Date, and as it may be amended, restated or otherwise modified from time to time, by and among Holdings, the Company, the lenders party thereto, the Paying Agent and the Administrative Agent.

“Underwriting Policies” means the credit policies and procedures of Holdings, including the underwriting guidelines and On Deck Score methodology, and the collection policies and procedures of Holdings, in each case in effect as of the Closing Date and in the form attached hereto as Appendix F, as such policies, procedures, guidelines and methodologies may be amended from time to time in accordance with Section 6.17.

“Upfront Fees” means, with respect to any Receivable, the sum of any fees charged by Seller or the Receivables Account Bank, as the case may be, to a Receivables Obligor in connection with the disbursement of a loan, as set forth in the Receivables Agreement related to such Receivable, which are deducted from the initial amount disbursed to such Receivables Obligor, including the “Origination Fee” set forth on the applicable Receivable Agreement.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in section 7701(a)(30) of the Internal Revenue Code.

“Volcker Rule” means the common rule entitled “Proprietary Trading and Certain Interests and Relationships with Covered Funds” published at 79 Fed. Reg. 5779 et seq.

“Weekly Pay Receivable” means any Receivable for which a Payment is generally due once per week.

“Whole Loan Sale” means a sale of all or a part of the Receivables to an unaffiliated third-party purchaser in exchange for not less than fair market value (as determined by the Company in its reasonable discretion), it being agreed that any such sale may be sold to any Affiliate of the Company on an arm’s length basis and in exchange for not less than fair market value before being immediately sold to such third-party purchaser.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a) and Section 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Company, the Requisite Lenders or the Administrative Agent shall so request, the Administrative Agent, the Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP and accounting principles and policies in conformity with those used to prepare the financial statements previously delivered pursuant to Sections 5.1(a) and 5.1(b) and (b) Company shall provide to the Administrative Agent and each Lender a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be recharacterized (on a prospective or retroactive basis or otherwise) as a Capital Lease or reflected as Indebtedness hereunder.

1.3 Interpretation, etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Any agreement, instrument or other document referred to herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein). Any reference to any law, rule or regulation herein shall refer to such law, rule or regulation as amended, modified or supplemented from time to time. Each reference to time without further specification shall mean New York City time.

Section 2. LOANS

2.1 Revolving Loans.

(a) Revolving Commitments.

(i) During the Revolving Commitment Period, subject to the terms and conditions hereof, including, without limitation, delivery of an updated Borrowing Base Certificate and Borrowing Base Report pursuant to Section 3.2(a)(i), each Class A Committed Lender severally agrees to make Class A Revolving Loans to Company in an aggregate amount up to but not exceeding such Class A Committed Lender’s Class A Revolving Commitment; provided that, (A) each Class A Conduit Lender may, but shall not be obligated to fund such Class A Revolving Loan (and if any Class A Conduit Lender elects not to fund any such Class A Revolving Loan, the Class A Committed Lender in its related Lender Group hereby commits to, and shall, fund such Class A Revolving Loan), and (B) no Class A Lender shall make any such Class A Revolving Loan or portion thereof to the extent that, after giving effect to such Class A Revolving Loan:

(a) the Total Utilization of Class A Revolving Loans exceeds the Class A Borrowing Base;

(b) a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency exists; or

(c) the aggregate outstanding principal amount of the Class A Revolving Loans funded by such Class A Committed Lender hereunder shall exceed its Class A Revolving Commitment.

(ii) During the Revolving Commitment Period, subject to the terms and conditions hereof, including, without limitation, delivery of an updated Borrowing Base Certificate and Borrowing Base Report pursuant to Section 3.2(a)(i), each Class B Lender severally agrees to make Class B Revolving Loans to Company in an aggregate amount up to but not exceeding such Lender’s Class B Revolving Commitment; provided that no Class B Lender shall make any such Class B Revolving Loan or portion thereof to the extent that, after giving effect to such Class B Revolving Loan:

(a) the Total Utilization of Class B Revolving Commitments exceeds the Class B Borrowing Base;

(b) a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency exists; or

(c) the aggregate outstanding principal amount of the Class B Revolving Loans funded by such Class B Lender hereunder shall exceed its Class B Revolving Commitment.

(b) Amounts borrowed pursuant to Section 2.1(a) may be repaid pro rata and reborrowed during the Revolving Commitment Period subject to the terms, if any, set forth in the Fee Letter, provided that the Company (A) may not repay (x) the Class A Revolving Loans more than three (3) times per week and (y) the Class B Revolving Loans more than three (3) times per week; provided, further, that the Company may make one (1) additional repayment of Class B Revolving Loans during the last week of any calendar quarter with the prior written consent of the

Requisite Class B Lenders, (B) must deliver to the Administrative Agent, the Paying Agent and the Class B Lenders a Controlled Account Voluntary Payment Notice pursuant to Section 2.11(c)(vii) in connection with such repayment and (C) each repayment shall be in a minimum amount of $250,000. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than (1) with respect to the Class A Revolving Loans, the Class A Maturity Date, and (2) with respect to the Class B Revolving Loans, the Class B Maturity Date. Notwithstanding any provision to the contrary herein, however, and for the avoidance of doubt, the Company may also at any time or from time to time during the Early Amortization Period, voluntarily prepay the Revolving Loans in whole or in part, with such prepayment to be applied pursuant to the priority of payments set forth in Section 2.12(b) or (c), as applicable.

(c) Borrowing Mechanics for Revolving Loans.

(i) Class A Revolving Loans shall be made in an aggregate minimum amount of $500,000, and Class B Revolving Loans shall be made in an aggregate minimum amount of $50,000. Company shall only request and Lenders shall only make Class A Revolving Loans and Class B Revolving Loans on a pro rata basis to and from each Lender in accordance with their Pro Rata Share.

(ii) Whenever Company desires that Lenders make Revolving Loans, Company shall deliver a fully executed and delivered Funding Notice to (A) the Administrative Agent, the Paying Agent and the Custodian no later than 1:00 p.m. (New York City time) at least two (2) Business Days in advance of the proposed Credit Date (or such shorter period as shall be agreed between the Administrative Agent and Company) with respect to Class A Revolving Loans and (B) the Administrative Agent, the Class B Lenders, the Paying Agent and the Custodian no later than 1:00 p.m. (New York City time) two (2) Business Days in advance of the proposed Credit Date (or such shorter period as shall be agreed between the Class B Lenders and Company) with respect to Class B Revolving Loans. Each such Funding Notice shall be delivered with a Borrowing Base Certificate reflecting sufficient Class A Revolving Availability and Class B Revolving Availability, as applicable, for the requested Revolving Loans and a Borrowing Base Report.

(iii) Each Class A Conduit Lender receiving a Funding Notice may reject such request by no later than 2:00 p.m. (New York City time) on the Business Day in advance of the proposed Credit Date notifying Company and the related Class A Committed Lenders of such rejection. If a Class A Conduit Lender declines to fund any portion of a Funding Notice, Company may cancel and rescind such Funding Notice in its entirety upon notice thereof received by Administrative Agent, each Class A Lender, each Class B Lender, the Paying Agent and the Custodian prior to the close of business on the Business Day immediately prior to the proposed Credit Date. At no time will a Class A Conduit Lender be obligated to make Class A Revolving Loans hereunder regardless of any notice given or not given pursuant to this Section.

(iv) If a Class A Conduit Lender rejects a Funding Notice and Company has not cancelled such Funding Notice in accordance with clause (iii) above, or if there is no Class A Conduit Lender in a Lender Group, any Class A Revolving Loans requested by Company in such Funding Notice shall be made by the related Class A Committed Lenders in such Lender Group on a pro rata basis. The obligations of any Class A Committed Lender to make Class A Revolving Loans hereunder are several from the obligations of any other Class A Committed Lenders (whether or not in the same Lender Group). The failure of any Class A Committed Lender to make Class A Revolving Loans hereunder shall not release the obligations of any other Class A Committed Lender (whether or not in the same Lender Group) to make Class A Revolving Loans hereunder, but no Class A Committed Lender shall be responsible for the failure of any other Class A Committed Lender to make any Class A Revolving Loan hereunder.

(v) Each Lender shall make the amount of its Revolving Loan available to the Paying Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to the Funding Account, and the Paying Agent shall remit such funds to the Company not later than 3:00 p.m. (New York City time) by wire transfer of same day funds in Dollars from the Funding Account to another account of Company designated in the related Funding Notice.

(vi) Company may borrow Class A Revolving Loans pursuant to this Section 2.1, purchase Eligible Receivables pursuant to Section 2.11(c)(vii)(C) and/or repay Class A Revolving Loans pursuant to Section 2.11(c)(vii)(B) no more than three (3) times per week. Company may borrow Class B Revolving Loans pursuant to this Section 2.1 no more than three (3) times per week; provided, that the Company may make one (1) additional borrowing of Class B Revolving Loans during the last week of any calendar quarter with the written consent (to be given in their sole discretion) of the Requisite Class B Lenders.

(vii) Each Revolving Loan shall be made by the Class A Committed Lenders and Class B Lenders, simultaneously and proportionately, to the Class A Revolving Commitment and the Class B Revolving Commitment.

(d) Deemed Requests for Revolving Loans to Pay Required Payments. All payments of principal, interest, fees and other amounts payable to Lenders of any Class under this Agreement or any Credit Document may be paid from the proceeds of Revolving Loans of such Class, or made pursuant to a deemed Funding Notice from Company pursuant to Section 2.1(c)(vi).

2.2 Pro Rata Shares. All Revolving Loans of each Class shall be made by Class A Committed Lenders or Class B Lenders, as applicable, simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder.

2.3 Use of Proceeds. The proceeds of the Revolving Loans, if any, made on the Closing Date shall be applied by Company to (a) finance the acquisition of Eligible Receivables from the Seller pursuant to the Asset Purchase Agreement, (b) pay Transaction Costs and ongoing fees and expenses of Company hereunder, (c) make other payments in accordance with Section 2.12 and (d) in the case of Revolving Loans made pursuant to Section 2.1(d), to make payments of principal, interest, fees and other amounts owing to the Lenders under the Credit Documents. The proceeds of the Revolving Loans may also be used to make a Borrower Distribution in accordance with Section 6.5. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.4 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Revolving Loans; and provided further, in the event of any inconsistency between the Registers and any Lender’s records, the recordations in the Registers shall govern absent manifest error.

(b) Registers.

(i) Class A Register. The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at its Principal Office a register for the recordation of the names and addresses of the Class A Lenders and the Class A Revolving Commitments and Class A Revolving Loans of each Class A Lender from time to time (the “Class A Register”). The Class A Register shall be available for inspection by Company or any Class A Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Class A Register the Class A Revolving Commitments and the Class A Revolving Loans, and each repayment or prepayment in respect of the principal amount of the Class A Revolving Loans, and any such recordation shall be conclusive and binding on Company and each Class A Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Class A Committed Lender’s Class A Revolving Commitments or Company’s Obligations in respect of any Class A Revolving Loan. Company hereby designates the entity serving as the Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Class A Register as provided in this Section 2.4, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(ii) Class B Register. The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at its Principal Office a register for the recordation of the names and addresses of the Class B Lenders and the Class B Revolving Commitments and Class B Revolving Loans of each Class B Lender from time to time (the “Class B Register”). The Class B Register shall be available for inspection by Company or any Class B Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Class B Register the Class B Revolving Commitments and the Class B Revolving Loans, and each repayment or prepayment in respect of the principal amount of the Class B Revolving Loans, and any such recordation shall be conclusive and binding on Company and each Class B Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Class B Lender’s Class B Revolving Commitments or Company’s Obligations in respect of any Class B Revolving Loan. Company hereby designates the Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Class B Register as provided in this Section 2.4, and Company hereby agrees that, to the extent such entity serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Revolving Loan Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Class A Revolving Loan Note or Class B Revolving Loan Note, as applicable, to evidence such Lender’s Revolving Loans.

2.5 Interest on Loans.

(a) The Class A Revolving Loans shall accrue interest daily at the Class A Interest Rate. The Class B Revolving Loans shall accrue interest daily at the Class B Interest Rate.

(b) Interest computed by reference to Daily Simple SOFR hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Revolving Loan shall be computed on a daily basis based upon the outstanding principal amount of such Revolving Loan as of the applicable date of determination. The applicable Base Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan shall be excluded; provided, if a Revolving Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Revolving Loan. The Administrative Agent shall provide an invoice of the interest accrued and to accrue to each Interest Payment Date on its Revolving Loans not later than 3:00 p.m. (New York City time) on the Interest Rate Determination Date immediately preceding such Interest Payment Date.

(c) Except as otherwise set forth herein, interest on each Revolving Loan shall be payable in arrears (i) on each Interest Payment Date; (ii) upon the request, which shall apply with respect to all Lenders, of the Administrative Agent or a Class B Lender (unless such prepayment results in a permanent reduction of the Revolving Commitments), upon any prepayment of that Revolving Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at the Class A Maturity Date or Class B Maturity Date.

(d) The interest rate on a Revolving Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.24(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.6 Releases.

(a) The Company shall have the right to optionally prepay Revolving Loans in whole at any time and in part at any time so long as no Default, Early Amortization Event or Event of Default has occurred and is continuing or will result therefrom. In connection with any such prepayment or a Permitted Asset Sale, the Company may request a Release in connection therewith (i) at any time but only in connection with a Whole Loan Sale, Securitization Transaction or a Permitted Asset Sale described in clauses (a) and (b) of the definition thereof or (ii) with respect to any other Permitted Asset Sale, only after the occurrence of the first anniversary of the Closing Date, in each case subject to the terms of this Section 2.6. The Company may request a Release described in clause (i) or (ii) above on any Business Day (a “Release Date”) by delivering to the Administrative Agent and the Collateral Agent by not later than 3:00 p.m. New York City time at least two (2) Business Days prior to the requested Release Date, written notice substantially in the form of Exhibit I (a “Release Notice”) (which Release Notice the Administrative Agent shall promptly make available to the Lenders in accordance with its customary practice). In connection with (A) any prepayment made on or after the first anniversary of the Closing Date, or (B) any Release described in clause (i) or (ii) above made in accordance with the terms of this Section 2.6, the Company may elect to reduce the Revolving Commitments, pro rata based on each Lender’s Pro Rata Share (each such election, a “Commitment Reduction” and each such amount, a “Commitment Reduction Amount”) and such Commitment Reduction shall be effective upon the date of such prepayment or the related Release on the Release Date, as applicable. Each Release Notice shall be irrevocable and effective upon receipt; provided further that if such Release Notice is delivered more than two Business Days prior to the requested Release Date, it shall be revocable, without penalty, through the close of business on the Business Day preceding such second prior Business Day. By not later than 3:00 p.m. New York City time at least one Business Day prior to the requested Release Date, the Company shall deliver to the Administrative Agent and the Collateral Agent, a written notice substantially in the form of Exhibit J (a “Release Letter”) (which document the Administrative Agent shall promptly make available to the Lenders in accordance with its customary practice), confirming the Release Date and setting forth certain information related to the distribution of funds on such Release Date and, if applicable, the Release of certain Receivables.

(b) Required Information. Each Release Notice shall: (i) be executed by the Company; (ii) set forth the Revolving Loans to be prepaid, all accrued interest on the Revolving Loans and all accrued Class A Unused Fees and Class B Unused Fees, as applicable, and itemize any additional amounts payable on the applicable Release Date; (iii) in the event of any partial prepayment, set forth the outstanding principal balance of the Revolving Loans immediately before and immediately after giving effect to any applicable prepayment; (iv) (A) identify any Pledged Receivables subject to such Release, identify the Pledged Receivables that will remain after giving effect to any such Release and certify as to which of such remaining Pledged Receivables will be Eligible Receivables on such Release Date, (B) certify that, other than with respect to a prepayment in full, no Default, Early Amortization Event or Event of Default has occurred and is continuing or result therefrom, and (C) certify that the conditions precedent to such Release set forth in this Section 2.6 have been satisfied and (v) in the event of a partial Release, attach a Borrowing Base Certificate.

(c) Pro Forma Calculations. The Borrowing Base Certificate required to be delivered with any Release Notice shall be dated and current as of the close of business on the date preceding the delivery date for such Release Notice set forth above and shall show pro forma calculations of the Reserve Account Funding Requirement, Class A Borrowing Base and Class B Borrowing Base as of the applicable Release Date (after giving effect to any Release on such date).

(d) Prepayment. On each Release Date, by 1:00 p.m. New York City time, the Company shall remit funds to the Lenders in the amount of the prepayment set forth in the Release Letter and the amount of any Borrowing Base Deficiency (as determined after giving effect to any Release, prepayment and any other distributions on such date). Each prepayment shall be made proportionately based on the outstanding Class A Revolving Loans and the Class B Revolving Loans.

(e) Release of Collateral. On each Release Date, subject to the conditions precedent set forth in this Section 2.6 and upon receipt by the Administrative Agent of the amount required to be remitted by the Company on such date pursuant to Section 2.6(d), the portion of the Receivables identified for Release by the Company shall be automatically released from the Lien of the Collateral Agent and such Receivables shall no longer be “Pledged Receivables” or included in any Class A Borrowing Base or Class B Borrowing Base calculation hereunder and shall not be required to be included in any certificate or report required to be delivered hereunder. The Collateral Agent, at the expense and request of the Company, shall take (or authorize the Company, the Servicer or their respective designees to take) such actions as are reasonably necessary and appropriate to release the Lien of the Collateral Agent, for the benefit of the Secured Parties, on such Receivables and to turn over or direct the Custodian to turn over, as applicable, to the Company or its designee any Receivable File with respect to such Receivables that are in the possession or control of the Collateral Agent or the Custodian, as applicable; provided, a copy thereof may be retained by the Collateral Agent and the Custodian in accordance with its customary document retention policies.

2.7 Fees.

(a) Company agrees to pay to each Person entitled to payment thereunder, in the amounts and at the times set forth in the Fee Letter.

(b) Except as otherwise set forth in the Fee Letter, all fees referred to in Section 2.7(a) shall be calculated on the basis of a 360‑day year and the actual number of days elapsed and shall be payable monthly in arrears on (i) each Interest Payment Date, commencing on the first such date to occur after the Closing Date, and (ii) (A) with respect to the Class A Revolving Loans, the Class A Maturity Date, and (B) with respect to the Class B Revolving Loans, the Class B Maturity Date.

2.8 Repayment on or Before Applicable Maturity Date. Company shall repay (i) the Class A Revolving Loans and (ii) all other Obligations (other than contingent indemnification obligations for which demand has not been made) owed to the Class A Committed Lenders under this Agreement and the other Credit Documents, in each case, in full in cash on or before the Class A Maturity Date. Company shall repay (i) the Class B Revolving Loans and (ii) all other Obligations (other than contingent indemnification obligations for which demand has not been made) owed to the Class B Lenders under this Agreement and the other Credit Documents, in each case, in full in cash on or before the Class B Maturity Date.

2.9 [Reserved].

2.10 Borrowing Base Deficiency. Company shall prepay the Revolving Loans within five (5) Business Days of the earlier of (i) an Authorized Officer or the Chief Financial Officer (or in each case, the equivalent thereof) of Company becoming aware that a Borrowing Base Deficiency exists or (ii) receipt by Company of notice from any Agent or any Lender that a Borrowing Base Deficiency exists, in each case in an amount equal to such Borrowing Base Deficiency, which shall be applied first, to prepay the Class A Revolving Loans as necessary to cure any Class A Borrowing Base Deficiency, and, second, to prepay the Class B Revolving Loans as necessary to cure any Class B Borrowing Base Deficiency. For the avoidance of doubt, receipt of a Monthly Servicing Report showing a Borrowing Base Deficiency shall constitute knowledge by Company thereof.

2.11 Controlled Accounts.

(a) Company shall establish and maintain cash management systems reasonably acceptable to the Administrative Agent, including, without limitation, with respect to blocked account arrangements. Other than a segregated trust account (the “Funding Account”) maintained at the Paying Agent into which proceeds of Revolving Loans may be funded at the direction of Company, Company shall not establish or maintain a Deposit Account or Securities Account other than a Controlled Account and Company shall not, and shall cause Servicer not to deposit Collections or proceeds thereof in a Securities Account or Deposit Account which is not a Controlled Account (provided, that, inadvertent and non-reoccurring errors by Servicer in applying such Collections or proceeds that are promptly, and in any event within two (2) Business Days after Servicer or Company has (or should have had in the exercise of reasonable diligence) knowledge thereof, cured shall not be considered a breach of this covenant). All Collections and proceeds of Collateral shall be subject to an express trust for the benefit of Collateral Agent on behalf of the Secured Parties and shall be delivered to the Secured Parties for application to the Obligations or any other amount due under any other Credit Document as set forth in this Agreement.

(b) On or prior to the date of the first Funding Notice, Company shall cause to be established and maintained, (i) a segregated, non-interest bearing, trust account (or sub-accounts) in the name of Company and under the sole dominion and control of, the Collateral Agent designated as the “Collection Account” in each case bearing a designation clearly indicating that the funds and other property credited thereto are held for Collateral Agent for the benefit of the Secured Parties and subject to the applicable Securities Account Control Agreement and (ii) a segregated, non-interest bearing, Deposit Account into which the proceeds of all Pledged Receivables, including by automatic debit from Receivables Obligors’ operating accounts, shall be deposited in the name of Company designated as the “Lockbox Account” as to which the Collateral Agent has sole dominion and control over such account for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Lockbox Account Control Agreement. The Lockbox Account Control Agreement will provide that all funds (less an amount of up to $10,000 or such other amount as shall be mutually agreed in writing (which writing may be via electronic mail) between the Administrative Agent and the Company) in the Lockbox Account will be swept daily into the Collection Account.

(c) Lockbox System.

(i) On or prior to the date of the first Funding Notice, Company shall establish pursuant to the Lockbox Account Control Agreement and the other Control Agreements for the benefit of the Collateral Agent, on behalf of the Secured Parties, a system of lockboxes and related accounts or deposit accounts as described in Sections 2.11(a) and (b) (the “Lockbox System”) into which (subject to the proviso in Section 2.11(a)) all Collections shall be deposited.

(ii) Company shall have identified a method reasonably satisfactory to Administrative Agent (at the direction of the Requisite Lenders) to grant Backup Servicer (and its delegates) access to the Lockbox Account when the Backup Servicer has become the Successor Servicer in accordance with the Credit Documents, for purposes of initiating ACH transfers from Receivables Obligors’ operating accounts after the Closing Date.

(iii) Company shall not establish any lockbox or lockbox arrangement without the consent of the Requisite Lenders in their sole discretion, and prior to establishing any such lockbox or lockbox arrangement, Company shall cause each bank or financial institution with which it seeks to establish such a lockbox or lockbox arrangement, to enter into a control agreement with respect thereto in form and substance satisfactory to the Administrative Agent and Requisite Lenders in their sole discretion.

(iv) Without the prior written consent of the Requisite Lenders, Company shall not (A) change the general instructions given to the Servicer in respect of payments on account of Pledged Receivables to be deposited in the Lockbox System or (B) change any instructions given to any bank or financial institution which in any manner redirects any Collections or proceeds thereof in the Lockbox System to any account which is not a Controlled Account.

(v) Company acknowledges and agrees that (A) the funds on deposit in the Lockbox System shall continue to be collateral security for the Obligations secured thereby, and (B) upon the occurrence and during the continuance of an Event of Default or Early Amortization Event, at the election of the Requisite Lenders, the funds on deposit in the Lockbox System may be applied as provided in Section 2.12(b).

(vi) Company has directed, and will at all times hereafter direct, the Servicer to direct payment from each of the Receivables Obligors on account of Pledged Receivables directly to the Lockbox System. Company agrees (A) to instruct the Servicer to instruct each Receivables Obligor to make all payments with respect to Pledged Receivables directly to the Lockbox System and (B) promptly (and, except as set forth in the proviso to this Section 2.11(c)(vi), in no event later than two (2) Business Days following receipt) to deposit all payments received by it on account of Pledged Receivables, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Lockbox System in precisely the form in which they are received (but with any endorsements of Company necessary for deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Collateral Agent; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of the Servicer, such deposit shall be made no later than the second Business Day following the date on which such account number is identified or such payment can be processed, as applicable.

(vii) So long as no Event of Default or Early Amortization Event has occurred and shall be continuing, Company or its designee shall be permitted to direct the investment of the funds from time to time held in the Collection Account or the Reserve Account (A) in Permitted Investments and to sell or liquidate such Permitted Investments and reinvest proceeds from such sale or liquidation in other Permitted Investments (but none of the Collateral Agent, the Administrative Agent or the Lenders shall have liability whatsoever in respect of any failure by the Controlled Account Bank to do so), with all such proceeds and reinvestments to be held in the Collection Account; provided, however, that any such investment and/or reinvestment in Permitted Investments during the Early Amortization Period or after the Closing Date may only be made with the consent of the

Administrative Agent in its Permitted Discretion, (B) to repay the Revolving Loans in accordance with Section 2.1(b), provided, however, that (w) in order to effect any such repayment from a Controlled Account, Company shall deliver to the Administrative Agent, the Paying Agent and the Class B Lenders a Controlled Account Voluntary Payment Notice in substantially the form of Exhibit G hereto no later than 12:00 p.m. (New York City time) on the Business Day prior to the date of any such repayment specifying the date of prepayment, the amount to be repaid per Class and the Controlled Account from which such repayment shall be made and certifying to the Paying Agent (upon which the Paying Agent may conclusively rely) that the conditions to repay the Revolving Loans specified in (x), (y) and (z) of this Section 2.11(c)(vii)(B) have been satisfied, (x) no more than three (3) repayments of Class A Revolving Loans pursuant to Section 2.1 may be made in any calendar week, (y) the minimum amount of any such repayment on the Revolving Loans shall be $50,000, and (z) after giving effect to each such repayment, an amount equal to not less than the sum of (i) any Reserve Account Funding Requirement and (ii) the aggregate of the pro forma amount of interest, fees and expenses projected to be due hereunder and under the other Credit Documents, if any, until the next Interest Payment Date, based on the Accrued Interest Amount on such date and a projection of the interest to accrue on the Revolving Loans until the next Interest Payment Date using the same assumptions as are contained in the calculation of the Accrued Interest Amount, and the Total Utilization of Class A Revolving Loans and the Total Utilization of Class B Revolving Commitments on such date (after giving effect to such repayments), shall remain in the Controlled Accounts, or (C) so long as no Early Amortization Period has occurred and shall be continuing and the Revolving Commitment Termination Date has not occurred, to purchase additional Eligible Receivables pursuant to the terms and conditions of the Asset Purchase Agreement, provided, that a Borrowing Base Certificate (evidencing sufficient Revolving Availability after giving effect to the release of Collections and the making of any Revolving Loan being made on such date and that after giving effect to the release of Collections, no event has occurred and is continuing that constitutes, or would result from such release that would constitute, a Borrowing Base Deficiency, Early Amortization Event, Default or Event of Default and certifying to the Paying Agent (upon which the Paying Agent may conclusively rely) that the conditions to purchase additional Eligible Receivables pursuant to the terms and conditions of the Asset Purchase Agreement and the conditions specified in (w), (x), (y) and (z) of this Section 2.11(c)(vii)(C) have been satisfied)) and a Borrowing Base Report shall be delivered to the Administrative Agent, the Paying Agent, the Class B Lenders and the Custodian no later than 11:00 a.m. (New York City time) at least two (2) Business Days in advance of any such proposed purchase or release, (w) if such purchase of Eligible Receivables were being funded with Revolving Loans, the conditions for making such Revolving Loans on such date contained in Section 3.2(a)(iii) and Section 3.2(a)(vi) would be satisfied as of such date, and provided further, that if such withdrawal from the Collection Account does not occur simultaneously with the making of a Revolving Loan by the Lenders hereunder pursuant to the delivery of a Funding Notice, such withdrawal shall be considered a “Revolving Loan” solely for purposes of Section 2.1(c)(iv), (x) no more than three (3) borrowings of Class A Revolving Loans pursuant to Section 2.1 may be made in any calendar week, (y) no more than three (3) borrowings of Class B Revolving Loans pursuant to Section 2.1 may be made in any calendar week; provided, that the Company may make one (1) additional borrowing of Class B Revolving Loans during the last week of any calendar quarter with the written consent (to be given in their sole discretion) of the Requisite Class B Lenders and (z) after giving effect to such release, an amount equal to not less than the sum of (i) any Reserve Account Funding Requirement and (ii) the aggregate of the pro forma amount of interest, fees and expenses projected to be due hereunder and under the Credit Documents, if any, until the next Interest Payment Date, based on the Accrued Interest Amount on such date and a projection of the interest to accrue on the Revolving Loans until the next Interest Payment Date using the same assumptions as are contained in the calculation of the Accrued Interest Amount, and the Total Utilization of Class A Revolving Loans and the Total Utilization of Class B Revolving Commitments on such date shall remain in the Controlled Accounts.

(viii) All income and gains from the investment of funds in the Collection Account shall be retained in the Collection Account until each Interest Payment Date, at which time such income and gains shall be applied in accordance with Section 2.12 (or, if sooner, such income and gains until utilized for a repayment pursuant to Section 2.11(c)(vii)(B) or a purchase of additional Eligible Receivables pursuant to Section 2.11(c)(vii)(C)), as the case may be. As between Company and Collateral Agent, Company shall treat all income, gains and losses from the investment of amounts in the Collection Account as its income or loss for federal, state and local income tax purposes. The Paying Agent shall have no obligation to invest or reinvest any funds in any Controlled Accounts in the absence of timely written direction and shall not be liable for the selection of investments or for investment losses incurred thereon.

(d) Reserve Account. On or prior to the date of the first Funding Notice, Company shall cause to be established and maintained a Deposit Account in the name of Company designated as the “Reserve Account” as to which the Collateral Agent has control over such account for the benefit of the Lenders within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Blocked Account Control Agreement. The Reserve Account will be funded with funds available therefor pursuant to Section 2.12(a). At any time after the giving of a Termination Notice by the Administrative Agent, the Paying Agent shall at the written direction of the Administrative Agent withdraw an amount from the Reserve Account required to pay Servicing Transition Expenses during the Servicing Transition Period. On the first Interest Payment Date after the occurrence and during the continuance of an Event of Default or Early Amortization Event, the Paying Agent shall at the written direction of the Administrative Agent transfer into the Collection Account for application on such Interest Payment Date in accordance with Sections 2.12(b) and 2.12(c) the amount by which the amount in the Reserve Account exceeds the excess, if any, of $100,000 over the aggregate amount previously withdrawn from the Reserve Account to pay Servicing Transition Expenses. If the first Interest Payment Date after the end of a Servicing Transition Period is during the continuance of an Event of Default or following the occurrence of an Early Amortization Event, the Paying Agent shall at the written direction of the Administrative Agent transfer into the Collection Account for application on such Interest Payment Date in accordance with Sections 2.12(b) and 2.12(c) all amounts in the Reserve Account.

2.12 Application of Proceeds.

(a) Application of Amounts in the Collection Account and the Lockbox Account. So long as no Event of Default has occurred and is continuing (after giving effect to the application of funds in accordance herewith on the relevant date) and an Early Amortization Period is not then occurring, on each Interest Payment Date, all amounts (other than any amounts that the Company has elected to be retained in such accounts) in the Collection Account, the Lockbox Account and all amounts (if any) in the Reserve Account in excess of the Reserve Account Funding Requirement as of the last day of the related Interest Period shall be applied by the Paying Agent based on the Monthly Servicing Report, which, for the avoidance of doubt, may indicate that certain of such amounts may be retained in such accounts, at the election of the Company, as follows:

(i) first, to Company, on a pari passu basis, (A) amounts sufficient for Company to maintain its limited liability company existence and to pay similar expenses up to an amount not to exceed $1,000 in any Fiscal Year, and only to the extent not previously distributed to Company during such Fiscal Year pursuant to clause (x) below, and (B) to pay any accrued and unpaid Servicing Fees (which, in the case of Successor Servicing Fees, when aggregated with all amounts paid pursuant to Sections 2.12(b)(i) and 2.12(c)(i), shall not exceed an aggregate of $175,000 in any calendar year);

(ii) second, on a pari passu basis, (A) to the Backup Servicer to pay any accrued and unpaid Backup Servicing Fees; (B) to the Custodian to pay any costs, fees and indemnities then due and owing to the Custodian; (C) to each Controlled Account Bank to pay any costs, fees and indemnities then due and owing to such Controlled Account Bank (in respect of the applicable Controlled Accounts), (D) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Credit Documents; (E) to Collateral Agent to pay any costs, fees or indemnities then due and owing to Collateral Agent under the Credit Documents; and (F) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Credit Documents; provided, however, that the aggregate amount of costs, fees or indemnities payable to the Backup Servicer, Administrative Agent, the Custodian, the Collateral Agent, each Controlled Account Bank (in respect of the applicable Controlled Accounts) and the Paying Agent pursuant to this clause (ii), Section 2.12(b)(ii) and Section 2.12(c)(ii), shall not exceed $450,000 in any Fiscal Year;

(iii) third, to the Class A Lenders on a pro rata basis, an amount equal to the sum of the Class A Monthly Interest Amount and Class A Unused Fee, and to any Qualified Hedge Counterparty any net payments (excluding hedge breakage costs) due and payable under a Hedging Transaction;

(iv) fourth, to the Class B Lenders on a pro rata basis, an amount equal to the sum of the Class B Monthly Interest Amount and Class B Unused Fee;

(v) fifth, to the Class A Lenders on a pro rata basis, an amount equal to the Class A Monthly Principal Payment Amount and to any Qualified Hedge Counterparty any net payments including any net termination amounts due and payable under a Hedging Transaction;

(vi) sixth, to the Class B Lenders on a pro rata basis, an amount equal to the Class B Monthly Principal Payment Amount;

(vii) seventh, to the Reserve Account an amount equal to satisfy any deficiency of the Reserve Account Funding Amount;

(viii) eighth, at the election of Company, to the Class A Lenders and/or the Class B Lenders, as applicable, on a pro rata basis, to repay the principal of the Revolving Loans; provided, that on and after the first Interest Payment Date following the Revolving Commitment Termination Date, any such repayment shall be applied first to repay the principal of the Class A Revolving Loans until paid in full and second to repay any outstanding principal of the Class B Revolving Loans;

(ix) ninth, to pay all other Obligations or any other amount then due and payable hereunder or under the other Credit Documents pro rata based on the amounts owed to each party; and

(x) tenth, provided that no Borrowing Base Deficiency would occur after giving effect to such distribution, to Company or as Company shall direct consistent with Section 6.5.

(b) Notwithstanding anything herein to the contrary, during the Early Amortization Period, on each Interest Payment Date, all amounts in the Controlled Accounts shall be applied by the Paying Agent based on the Monthly Servicing Report as follows:

(i) first, to pay any accrued and unpaid Servicing Fees (which, in the case of Successor Servicing Fees, when aggregated with all amounts paid pursuant to Sections 2.12(a)(i)(B) and 2.12(c)(i), shall not exceed an aggregate of $175,000 in any calendar year);

(ii) second, on a pari passu basis, (A) to the Backup Servicer to pay any accrued and unpaid Backup Servicing Fees; (B) to the Custodian to pay any costs, fees and indemnities then due and owing to the Custodian; and (C) to each Controlled Account Bank to pay any costs, fees and indemnities then due and owing to such Controlled Account Bank (in respect of the Controlled Accounts), (D) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Credit Documents; (E) to Collateral Agent to pay any costs, fees or indemnities then due and owing to Collateral Agent under the Credit Documents; and (F) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Credit Documents; provided, however, that the aggregate amount of costs, fees or indemnities payable to the Backup Servicer, Administrative Agent, the Custodian, the Collateral Agent, each Controlled Account Bank (in respect of the applicable Controlled Accounts) and the Paying Agent pursuant to this clause (ii), Section 2.12(a)(ii) and Section 2.12(c)(ii), shall not exceed $450,000 in any Fiscal Year;

(iii) third, to the Class A Lenders on a pro rata basis, an amount equal to the sum of the Class A Monthly Interest Amount and Class A Unused Fee and to any

Qualified Hedge Counterparty any net payments (excluding hedge breakage costs) due and payable under a Hedging Transaction;

(iv) fourth, to the Class A Lenders on a pro rata basis, an amount equal to excess (if any) (a) of the Class A Revolving Loans over (b) the Adjusted EPOB;

(v) fifth, to the Class B Lenders on a pro rata basis, an amount equal to the sum of the Class B Monthly Interest Amount and Class B Unused Fee;

(vi) sixth, to the Class A Lenders on a pro rata basis, an amount equal to the Class A Monthly Principal Payment Amount and to any Qualified Hedge Counterparty any net payments including any net termination amounts due and payable under a Hedging Transaction;

(vii) seventh, to the Class B Lenders on a pro rata basis, an amount equal to the Class B Monthly Principal Payment Amount;

(viii) eighth, to pay all other Obligations or any other amount then due and payable hereunder or under the other Credit Documents pro rata based on the amounts owed to each party; and

(ix) ninth, any remainder to Company or as Company shall direct.

(c) Notwithstanding anything herein to the contrary, following the occurrence and during the continuation of an Event of Default, on each Interest Payment Date, all amounts in the Controlled Accounts shall be applied by the Paying Agent based on the Monthly Servicing Report or at the written direction of the Administrative Agent, as follows:

(i) first, to Company to pay any accrued and unpaid Servicing Fees (which, in the case of Successor Servicing Fees, when aggregated with all amounts paid pursuant to Sections 2.12(a)(i)(B) and 2.12(b)(i), shall not exceed an aggregate of $175,000 in any calendar year);

(ii) second, on a pari passu basis, (A) to the Backup Servicer to pay any accrued and unpaid Backup Servicing Fees; (B) to the Custodian to pay any costs, fees and indemnities then due and owing to the Custodian; and (C) to each Controlled Account Bank to pay any costs, fees and indemnities then due and owing to such Controlled Account Bank (in respect of the Controlled Accounts), (D) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Credit Documents; (E) to Collateral Agent to pay any costs, fees or indemnities then due and owing to Collateral Agent under the Credit Documents; and (F) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Credit Documents; provided, however, that the aggregate amount of costs, fees or indemnities payable to the Backup Servicer, Administrative Agent, the Custodian, the Collateral Agent, each Controlled Account Bank (in respect of the applicable Controlled Accounts) and the Paying Agent pursuant to this clause (ii), Section 2.12(a)(ii) and Section 2.12(b)(ii), shall not exceed $450,000 in any Fiscal Year;

(iii) third, to the Class A Lenders on a pro rata basis, an amount equal to the sum of the Class A Monthly Interest Amount, Class A Unused Fee and any due and owing but previously unpaid Class A Monthly Interest Amount or Class A Unused Fee and to any Qualified Hedge Counterparty any net payments (excluding hedge breakage costs) due and payable under a Hedging Transaction;

(iv) fourth, to the Class A Lenders on a pro rata basis, an amount equal to the Class A Monthly Principal Payment Amount and to any Qualified Hedge Counterparty any net payments including any net termination amounts due and payable under a Hedging Transaction;

(v) fifth, to the Class B Lenders on a pro rata basis, an amount equal to the sum of the Class B Monthly Interest Amount, Class B Unused Fee and any due and owing but previously unpaid Class B Monthly Interest Amount or Class B Unused Fee;

(vi) sixth, to the Class B Lenders on a pro rata basis, an amount equal to the Class B Monthly Principal Payment Amount;

(vii) seventh, to pay all other Obligations or any other amount then due and payable hereunder or under the other Credit Documents pro rata based on the amounts owed to each party; and

(viii) eighth, any remainder to Company or as Company shall direct.

2.13 General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and paid not later than 12:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds. Funds received after that time on such due date shall be deemed to have been paid by Company on the next Business Day (provided, that any repayment made pursuant to Section 2.11(c)(vii)(B) or any application of funds by Paying Agent pursuant to Section 2.12 on any Interest Payment Date shall be deemed for all purposes to have been made in accordance with the deadlines and payment requirements described in this Section 2.13). For the avoidance of doubt, the Paying Agent will not be responsible for calculating any amounts payable to any of the Class A Lenders or the Class B Lenders pursuant to Section 2.12 (including any Lender’s pro rata share thereof). All payments to the Class A Lenders and the Class B Lenders pursuant to Section 2.12 shall be made based on calculations of the Administrative Agent which shall be set forth in the Monthly Servicing Report on which the Paying Agent may conclusively rely.

(b) All payments in respect of the principal amount of any Revolving Loan (other than, unless requested by the Administrative Agent or a Class B Lender, voluntary prepayments of Revolving Loans or payments pursuant to Section 2.10) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Paying Agent shall promptly distribute to each Class A Lender and each Class B Lender, at such bank account as such Lender shall indicate in writing, the applicable Pro Rata

Share of each such Lender of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Paying Agent as set forth in the Monthly Servicing Report.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e) Except as set forth in the proviso to Section 2.13(a), Paying Agent shall deem any payment by or on behalf of Company hereunder to it that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Paying Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Paying Agent shall give prompt notice via electronic mail to Company and Administrative Agent if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate otherwise applicable to such paid amount from the date such amount was due and payable until the date such amount is paid in full.

2.14 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided herein or in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Revolving Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents, or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than such Lender would be entitled pursuant to this Agreement (after giving effect to the priority of payments determining application of payments to the Class A Lenders and the Class B Lenders, respectively), then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent, Paying Agent and each Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that the recovery of such Aggregate Amounts Due shall be shared by the applicable Lenders in proportion to the Aggregate Amounts Due to them pursuant to this Agreement; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.15 Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Affected Party shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the Closing Date, or compliance by such Affected Party with any guideline, request or directive issued or made after the date hereof (or with respect to any Lender which becomes a Lender after the date hereof, effective after such date) by any central bank or other Governmental Authority or quasi‑Governmental Authority (whether or not having the force of law): (i) subjects such Affected Party (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Affected Party (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC or other insurance or charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Party; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Affected Party (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Affected Party of agreeing to make, making or maintaining Revolving Loans hereunder or to reduce any amount received or receivable by such Affected Party (or its applicable lending office) with respect thereto; then, in any such case, if such Affected Party deems such change to be material, Company shall promptly pay to such Affected Party, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Affected Party in its sole discretion shall determine) as may be necessary to compensate such Affected Party for any such increased cost or reduction in amounts received or receivable hereunder and any reasonable expenses related thereto. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Affected Party shall have determined in its sole discretion (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Affected Party (or its applicable lending office) or any company controlling such Affected Party with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Affected Party or any company controlling such Affected Party as a consequence of, or with reference to, such Affected Party’s Revolving Loans or Revolving Commitments, or participations therein or other obligations hereunder with respect to the Revolving Loans to a level below that which such Affected Party or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Affected Party or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Affected Party of the statement referred to in the next sentence, Company shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or such controlling company on an after‑tax basis for such reduction. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (i) and (ii) of this Section 2.15(b) shall apply, without limitation, to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended to the date hereof and from time to time hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

(c) Delay in Requests. Failure or delay on the part of any Affected Party to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Affected Party’s right to demand such compensation, provided that Company shall not be required to compensate an Affected Party pursuant to the foregoing provisions of this Section 2.15 for any increased costs incurred or reductions suffered more than one hundred twenty (120) days prior to the date that such Affected Party notifies Company of the matters giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor.

2.16 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. Subject to Section 2.16(b), all sums payable by Company hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States.

(b) Withholding of Taxes. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to an Affected Party under any of the Credit Documents: (i) Company shall notify Paying Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall, or shall instruct the Paying Agent in writing to, make such deduction or withholding and pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Paying Agent or such Affected Party, as the case may be) on behalf of and in the name of Paying Agent or such Affected Party; (iii) if such Tax is an Indemnified Tax, the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (and any withholdings imposed on additional amounts payable under this paragraph), such Affected Party receives on the due date a sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver evidence satisfactory to the other Affected Parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority. Each party hereto agrees that the Paying Agent and Company have the right to withhold on payments (without any corresponding gross-up) where a party fails to comply with the documentation requirements set forth in Section 2.16(d). Upon request from the Paying Agent, the Company will provide such additional information that it may have to assist the Paying Agent in making any withholdings pursuant to the Company’s written instruction.

(c) Indemnification by Company. Company shall indemnify each Affected Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto (other than any interest, penalties or expenses imposed as a result of gross negligence or willful misconduct of such Affected Party), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Company by an Affected Party (with a copy to the Paying Agent), shall be conclusive absent manifest error.

(d) Evidence of Exemption or Reduced Rate From U.S. Withholding Tax.

(i) Each Lender and the Administrative Agent that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent it is legally entitled to do so, deliver to Paying Agent and the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Paying Agent (each in the reasonable exercise of its discretion), (A) two original copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable (with appropriate attachments) (or any successor forms), properly completed and duly executed by the Administrative Agent or such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or the Paying Agent to establish that the Administrative Agent or such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to any payments to Administrative Agent or such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (B) if the Administrative Agent or such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8IMY or W‑8ECI pursuant to clause (A) above and is relying on the so called “portfolio interest exception”, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form), properly completed and duly executed by the Administrative Agent or such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or the Paying Agent to establish that the Administrative Agent or such Lender is not subject, or is eligible for a reduction in the rate of, to deduction or withholding of United States federal income tax with respect to any payments to the Administrative Agent or such Lender of interest payable under any of the Credit Documents. The Administrative Agent and each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.16(d)(i) or Section 2.16(d)(ii) hereby agrees, from time to time after the initial delivery by the Administrative Agent or such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that the Administrative Agent or such Lender shall promptly deliver to Company and the Paying Agent two new original copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, W‑8IMY, or W‑8ECI, or, if relying on the “portfolio interest exception”, a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E, as applicable (or any successor form), as the case may be, properly completed and duly executed by the Administrative Agent or such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or Paying Agent to confirm or establish that the Administrative Agent or such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to payments to the Administrative Agent or such Lender under the Credit Documents, or notify Paying Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(ii) Any Lender and the Administrative Agent that is a U.S. Person shall deliver to Company and the Paying Agent on or prior to the date on which such Lender becomes a Lender under this Agreement on the Closing Date or pursuant to an Assignment Agreement (and from time to time thereafter upon the reasonable request of Company or the Paying Agent), executed originals of IRS Form W-9 certifying that such Lender is a U.S. Person and exempt from U.S. federal backup withholding tax.

(iii) If a payment made to the Administrative Agent or a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Administrative Agent or such Lender shall deliver to Company and the Paying Agent at the time or times reasonably requested by Company or the Paying Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company or the Paying Agent as may be necessary for Company and the Paying Agent to comply with their obligations under FATCA and to determine that the Administrative Agent or such Lender has complied with the Administrative Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(d)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

(iv) If the Administrative Agent, acting as an agent for the account of others, is not a U.S. person, it shall deliver to the Paying Agent and Company on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Paying Agent or Company) (i) an executed copy of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account and (ii) two executed copies of Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with Company to be treated as a United States person with respect to such payments (and Company and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(e) Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.17 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Revolving Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.15 and/or Section 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to 2.15 and/or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Revolving Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Revolving Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Company agrees to pay all reasonable and incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error. The Company agrees to reimburse the Lender its expenses associated with complying with this Section 2.17.

2.18 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that other than at the direction or request of any regulatory agency or authority, any Lender defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall be applied to the Revolving Loans of other Lenders of the applicable Class as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans of the applicable Class shall be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) of such Class as if such Defaulting Lender had funded all Defaulted Loans of such Class of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans of the applicable Class that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); and (c) the Total Utilization of Class A Revolving Commitments or the Total Utilization of Class B Revolving Commitments, as applicable, as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.18, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.18. The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 8.5(c).

2.19 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is entitled to receive payments under Section 2.15 and/or Section 2.16, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) (i) in the event that other than at the direction or request of any regulatory agency or authority, any Lender (other than a Class A Conduit Lender) defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any committed portion of any request for a Revolving Loan (in each case, a “Defaulted Loan”) other than as a result of such Defaulting Lender’s good faith determination that one or more conditions to funding have not been satisfied hereunder, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained and no Default, Early Amortization Event or Event of Default shall then exist; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to any Terminated Lender and the Administrative Agent of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign (without recourse) its outstanding Revolving Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees identified by Company (each a “Replacement Lender”) in accordance with the provisions of Section 9.6; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Terminated Lender and, if applicable, such other Lenders, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender and, if applicable, such other Lenders, pursuant to Section 2.7; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15 and/or Section 2.16 and any other amounts due to such Terminated Lender (and all expenses and costs of the Terminating Lender associated with compliance with this Section 2.19); (3) in the event such Terminated Lender is an Increased-Cost Lender, such assignment will result in a reduction in any claims for payments under Section 2.15 and/or Section 2.16, as applicable, (4) such assignment does not conflict with applicable law; and (5) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.20 The Paying Agent. The Lenders hereby appoint Deutsche Bank Trust Company Americas as the initial Paying Agent. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account pursuant to Section 2.12 shall be made by the Paying Agent based on the Monthly Servicing Report (upon which the Paying Agent shall be entitled to conclusively rely).

(b) The Paying Agent hereby agrees that, subject to the provisions of this Section, it shall hold any sums held by it for the payment of amounts due with respect to the Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c) Each Paying Agent (other than the initial Paying Agent) shall be appointed by the Lenders with the prior written consent of the Company (if required), in accordance with Section 2.20(r).

(d) The Company shall indemnify the Paying Agent and its officers, directors, employees and agents for, and hold them harmless against any loss, liability or expense incurred, other than in connection with the willful misconduct, gross negligence or bad faith on the part of the Paying Agent in the performance of the Paying Agent’s obligations hereunder, arising out of or in connection with the performance of its obligations under and in accordance with this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement. All such amounts shall be payable in accordance with Section 2.12 and such indemnity shall survive the termination of this Agreement and the resignation or removal of the Paying Agent.

(e) The Paying Agent undertakes to perform such duties, and only such duties, as are expressly set forth in this Agreement. No implied covenants or obligations shall be read into this Agreement against the Paying Agent. The Paying Agent may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Paying Agent pursuant to and conforming to the requirements of this Agreement.

(f) The Paying Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the direction or request of Requisite Lenders or the Administrative Agent or other relevant instructing party expressly permitted hereunder, or (ii) in the absence of its own, gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction, no longer subject to appeal or review.

(g) The Paying Agent shall not be charged with knowledge of any event or information, including any Default or Event of Default unless a Responsible Officer of the Paying Agent obtains actual knowledge or receives written notice of such event from the Company, the Servicer or the Administrative Agent, as the case may be. The receipt and/or delivery of reports and other information under this Agreement by the Paying Agent, and any publicly-available information, shall not constitute notice or actual or constructive knowledge of any such event or information, including any Default or Event of Default contained therein.

(h) The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Paying Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Company under this Agreement.

(i) The Paying Agent may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate of an Authorized Officer, any Monthly Servicing Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(j) The Paying Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Paying Agent in good faith and in accordance therewith.

(k) The Paying Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent, any Lender or any Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, such Lender or such Agent shall have offered to the Paying Agent security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby.

(l) The Paying Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Administrative Agent (at the direction of the Requisite Lenders); provided, that if the payment within a reasonable time to the Paying Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Paying Agent, not reasonably assured by the Company, the Paying Agent may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Company or, if paid by the Paying Agent, shall be reimbursed by the Company to the extent of funds available therefor pursuant to Section 2.12.

(m) The Paying Agent shall not be responsible for the acts or omissions of the Administrative Agent, the Company, the Servicer, any Agent, any Lender or any other Person, and may assume compliance by such parties with their obligations, unless a Responsible Officer of the Paying Agent shall have received written notice to the contrary.

(n) Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Paying Agent shall be a party, or any Person succeeding to the business of the Paying Agent, shall be the successor of the Paying Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(o) The Paying Agent shall not be liable for ensuring that the Secured Parties’ interest in the Collateral is valid or enforceable, and does not assume and shall have no responsibility for, and makes no representation as to, monitoring the status of any lien or performance or value of any Collateral.

(p) If the Paying Agent shall at any time receive conflicting instructions from the Administrative Agent and the Company or the Servicer or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Paying Agent shall follow the instructions of the Administrative Agent. The Paying Agent may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the parties to this Agreement will hold the Paying Agent harmless from any claims that may arise or be asserted against the Paying Agent because of the invalidity of any such documents or their failure to fulfill their intended purpose.

(q) The Paying Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Paying Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

(r) The Paying Agent may: (i) terminate its obligations as Paying Agent under this Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Company, the Servicer and the Administrative Agent; provided, however, that, without the consent of the Administrative Agent, such resignation shall not be effective until a successor Paying Agent reasonably acceptable to the Administrative Agent and, so long as no Event of Default is then existing, the Company (such consent not to be unreasonably withheld or delayed) shall have accepted appointment by the Lenders as Paying Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed at any time upon thirty (30) days’ written notice by the Administrative Agent (acting at the direction of the Requisite Lenders), delivered to the Paying Agent, the Company and the Servicer. In the event of such termination or removal, the Lenders with, so long as no Event of Default is then existing, the consent of the Company (such consent not to be unreasonably withheld or delayed) shall appoint a successor paying agent. If, however, a successor paying agent is not appointed by the Lenders within sixty (60) days after the giving of notice of resignation or removal, the Paying Agent may petition a court of competent jurisdiction for the appointment of a successor Paying Agent.

(s) Any successor Paying Agent appointed pursuant hereto shall (i) execute, acknowledge, and deliver to the Company, the Servicer, the Administrative Agent, and to the predecessor Paying Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Paying Agent shall become effective and such successor Paying Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Paying Agent under this Agreement, with like effect as if originally named as Paying Agent. The predecessor Paying Agent shall upon payment of its fees and expenses deliver to the successor Paying Agent all documents and statements and monies held by it under this Agreement; and the Company and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be requested for fully and certainly vesting and confirming in the successor Paying Agent all such rights, powers, duties, and obligations.

(t) The Company shall reimburse the Paying Agent for the reasonable out-of-pocket expenses of the Paying Agent actually incurred in connection with the succession of any successor Paying Agent including in transferring any funds in its possession to the successor Paying Agent.

(u) The Paying Agent shall have no obligation to invest and reinvest any cash held in the Collection Account or any other moneys held by the Paying Agent pursuant to this Agreement in the absence of timely and specific written investment direction from Company. In no event shall the Paying Agent be liable for the selection of investments or for investment losses incurred thereon. The Paying Agent shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Company to provide timely written investment direction.

(v) If the Paying Agent shall be uncertain as to its duties or rights hereunder or under any other Credit Documents or shall receive instructions from any of the parties hereto pursuant to this Agreement which, in the reasonable opinion of the Paying Agent, are in conflict with any of the provisions of this Agreement or another Credit Document to which it is a party, the Paying Agent shall be entitled (without incurring any liability therefor to the Company or any other Person) to (i) consult with counsel of its choosing and act or refrain from acting based on the advice of such counsel and (ii) refrain from taking any action until it shall be directed otherwise in writing by all of the parties hereto or by final order of a court of competent jurisdiction.

(w) The Paying Agent shall incur no liability nor be responsible to Company or any other Person for delays or failures in performance resulting from acts beyond its control that significantly and adversely affect the Paying Agent’s ability to perform with respect to this Agreement. Such acts shall include, but not be limited to, acts of God, strikes, work stoppages, acts of terrorism, civil or military disturbances, nuclear or natural catastrophes, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(x) The Paying Agent may execute any of its powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, provided that the Paying Agent shall remain obligated and liable for the administration of its duties hereunder, to the same extent and under the same terms and conditions as if it alone were acting as Paying Agent.

(y) The Paying Agent shall not be required to take any action that is not in accordance with applicable law. The right of the Paying Agent to perform any permissive or discretionary act enumerated in this Agreement or any related document shall not be construed as a duty.

(z) Knowledge of the Paying Agent shall not be attributed or imputed to Deutsche Bank Trust Company Americas’ other roles in the transaction and knowledge of the Custodian, Collateral Agent or Controlled Account Bank shall not be attributed or imputed to the Paying Agent (other than those where the roles are performed by the same group or division within Deutsche Bank Trust Company Americas or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Deutsche Bank Trust Company Americas (and vice versa).

(aa) The Paying Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Paying Agent shall have no responsibility for (A) monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (B) taking any necessary steps to preserve rights against any Person with respect to any Collateral, or (C) taking any action to protect against any diminution in value of the Collateral.

(bb) The Lenders hereby authorize and direct the Paying Agent to execute and deliver the Undertakings Agreement.

(cc) The Paying Agent shall have no (i) responsibility or liability for determining or verifying the Base Rate or Benchmark and shall be entitled to rely upon any designation of such a rate (and any modifier) by the Administrative Agent or Requisite Lenders and (ii) liability for any failure or delay in performing its duties under this Agreement or other Credit Document as a result of the unavailability of the Base Rate, Benchmark or any other reference rate described herein, including as a result of any inability, delay, error or inaccuracy on the part of any other Person.

(dd) In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of 2001 (“Applicable Law”), the Paying Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Paying Agent. Accordingly, each of the parties to this Agreement agrees to provide to the Paying Agent upon its request from time to time such identifying information and documentation as may be available to such party in order to enable the Paying Agent to comply with Applicable Law.

(ee) The Paying Agent and its Affiliates are permitted to receive additional compensation that could be deemed to be in the Paying Agent’s and its Affiliates’ economic self-interest for (i) serving as investment advisor, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Permitted Investments.

(ff) In addition to the foregoing, the Paying Agent shall be entitled to the same rights, protections, indemnities and immunities as the Collateral Agent hereunder.

2.21 Duties of Paying Agent.

(a) Borrowing Base Reports. Upon receipt of any Borrowing Base Report and the related Borrowing Base Certificate delivered pursuant to Section 2.1(c)(ii), Section 2.11(c)(vii)(B) or Section 2.11(c)(vii)(C), Paying Agent shall, on the Business Day following receipt of such Borrowing Base Report, to the extent that Paying Agent has access to all information necessary to perform the duties set forth herein:

(i) compare the ending Eligible Portfolio Outstanding Principal Balance set forth in such Borrowing Base Report with the aggregate Outstanding Principal Balance of the Eligible Receivables listed in the Master Record and identify any discrepancy;

(ii) compare the number of Pledged Receivables listed in the Master Record with the number of Pledged Receivables provided to the Paying Agent by the Servicer pursuant to Section 4.2 of the Custodial Agreement as the number of Pledged Receivables for which the Custodian holds a Receivable File pursuant to the Custodial Agreement and identify any discrepancy;

(iii) confirm that each Pledged Receivable listed in the Master Record has a unique loan identification number;

(iv) compare the amount set forth in such Borrowing Base Report as the amount on deposit in the Collection Account with the amount shown on deposit in the Collection Account as of the date of such Borrowing Base Report and identify any discrepancy;

(v) in the case of a Borrowing Base Report delivered pursuant to Section 2.11(c)(vii)(B) or Section 2.11(c)(vii)(C), recalculate the amount set forth in such Borrowing Base Report as the amount that will be on deposit in the Collection Account after giving effect to the related repayment of Revolving Loans or the related purchase of Eligible Receivables set forth therein and identify any discrepancy;

(vi) confirm that the Accrued Interest Amount and an estimate of accrued fees as of the date of repayment or the Transfer Date, as the case may be, is the amount set forth in such Borrowing Base Report as the estimated amount of accrued interest and fees and identify any discrepancy;

(vii) recalculate the Class A Revolving Availability and the Class B Revolving Availability, based on the Class A Borrowing Base and the Class B Borrowing Base set forth in such Borrowing Base Report and the Total Utilization of Class A Revolving Loans and the Total Utilization of Class B Revolving Commitments set forth in the Paying Agent’s records and identify any discrepancies;

(viii) in the case of a Borrowing Base Report delivered pursuant to Section 3.2(a)(i), (A) confirm that the Class A Revolving Loans requested in the related Funding Notice are not greater than the Class A Revolving Availability and the amount of Class B Revolving Loans requested in the related Funding Notice are not greater than the Class B Revolving Availability and (B) confirm that, after giving effect to such Revolving Loans, the Total Utilization of Class A Revolving Loans will not exceed the Class A Borrowing Base and the Total Utilization of Class B Revolving Commitments will not exceed the Class B Borrowing Base; and

(ix) no later than two (2) Business Days following receipt of the Borrowing Base Report and the related Borrowing Base Certificate, notify the Administrative Agent and the Lenders of the results of such review in writing.

(b) Monthly Servicing Reports. Upon receipt of any Monthly Servicing Report delivered pursuant to Section 5.1(f), Paying Agent shall, to the extent that Paying Agent has access to all information necessary to perform the duties set forth herein:

(i) compare the Eligible Portfolio Outstanding Principal Balance set forth therein with the aggregate Outstanding Principal Balance of the Eligible Receivables listed in the Master Record and identify any discrepancy;

(ii) confirm the aggregate repayments of Revolving Loans during the period covered by the Monthly Servicing Report set forth therein with the Borrowing Base Reports delivered to Paying Agent pursuant to Section 2.11(c)(vii)(B) during such period and identify any discrepancies;

(iii) compare the amount set forth therein as the amount on deposit in the Collection Account with the amount shown on deposit in the Collection Account as of the date of such Monthly Servicing Report and identify any discrepancy;

(iv) compare the amount of accrued and unpaid interest and unused fees payable to the Class A Committed Lenders and the amount of accrued and unpaid interest and unused fees payable to the Class B Lenders, respectively, set forth therein to the amounts set forth in the related invoices received by Paying Agent and identify any discrepancies;

(v) compare the amount of Servicing Fees payable to the Servicer set forth therein to the amount set forth in the related invoice received by Paying Agent and identify any discrepancy;

(vi) compare the amount of Backup Servicing Fees and expenses payable to the Backup Servicer set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;

(vii) compare the amount of fees and expenses payable to the Custodian set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;

(viii) compare the amount of fees and expenses payable to the Collateral Agent set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;

(ix) compare the amount of fees and expenses payable to the Paying Agent set forth therein to the amounts set forth in the related invoice submitted by Paying Agent and identify any discrepancy;

(x) recalculate the Class A Revolving Availability and the Class B Revolving Availability based on the Class A Borrowing Base and the Class B Borrowing Base set forth therein and the Total Utilization of Class A Revolving Loans and the Total Utilization of Class B Revolving Commitments set forth in the Paying Agent’s records and identify any discrepancies; and

(xi) no later than two (2) Business Days following receipt of the Monthly Servicing Report, notify the Administrative Agent and the Lenders of the results of such review in writing.

(c) For the avoidance of doubt, Paying Agent’s sole responsibility with respect to the obligations set forth in Section 2.21 is to compare or confirm information in the Borrowing Base Report or Monthly Servicing Report, as applicable, in accordance with Section 2.21 based on the information indicated therein received by Paying Agent from Company, the Servicer or the Custodian, as the case may be.

2.22 Collateral Agent.

(a) The Collateral Agent shall be entitled to the following protections:

(i) The Collateral Agent shall have no duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or re-depositing of any thereof, (B) to see to any insurance, or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral;

(ii) The Collateral Agent shall be authorized to, but shall not be responsible for, filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (A) monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (B) taking any necessary steps to preserve rights against any Person with respect to any Collateral, or (C) taking any action to protect against any diminution in value of the Collateral;

(iii) The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement and any other Credit Document (A) if such action would, in the reasonable opinion of the Collateral Agent, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Agreement or any other Credit Document, (B) if such action is not provided for in this Agreement or any other Credit Document, (C) if, in connection with the taking of any such action hereunder, under any other Credit Document that would constitute an exercise of remedies, it shall not first be indemnified to its satisfaction by the Lenders against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (D) if the Collateral Agent would be required to make payments on behalf of the Lenders pursuant to its obligations as Collateral Agent hereunder, it does not first receive from the Lenders sufficient funds for such payment;

(iv) The Collateral Agent shall not be required to take any action under this or any other Credit Document if taking such action (A) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified;

(v) Neither the Collateral Agent nor its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Administrative Agent or the Lenders, or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Administrative Agent or the Lenders for any act or failure to act hereunder, except for its own fraud, gross negligence or willful misconduct.

2.23 Intention of Parties.

It is the intention of the parties that the Revolving Loans be characterized as indebtedness for federal income tax purposes. The terms of the Revolving Loans shall be interpreted to further this intention and neither the Lenders nor Company will take an inconsistent position on any federal, state or local tax return.

2.24 Alternate Rate of Interest.

(a) Subject to clause (b) of this Section 2.24:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) at any time, “Term SOFR” or “SOFR” cannot be determined pursuant to the definition thereof; or

(ii) the Administrative Agent is advised by the Requisite Lenders that at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Revolving Loans bearing interest by reference to Adjusted Daily Simple SOFR;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, any reference to such Benchmark used in the calculation of the Class A Interest Rate or Class B Interest Rate, as applicable, shall be deemed to refer to the Base Rate.

(b) Notwithstanding anything to the contrary herein or in any other Credit Document (and any Hedge Agreement shall be deemed not to be a “Credit Document” for the purposes of this Section 2.24):

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Company of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.9. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.15.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administration of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any pending request for a SOFR Advance of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an

Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 3. CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions on or before the Closing Date, each in form and substance satisfactory to the Administrative Agent:

(a) Credit Documents and Related Agreements. The Administrative Agent shall have received copies of each Credit Document (other than the Lockbox Account Control Agreement), originally executed and delivered by each applicable Person and copies of each Related Agreement.

(b) Formation of Company. The Administrative Agent shall have received evidence satisfactory to it in its reasonable discretion that Company was formed as a bankruptcy remote, special purpose entity in the state of Delaware as a limited liability company.

(c) Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by Company, Holdings and Enova, as applicable, and, to the extent applicable, (x) certified as of the Closing Date or a recent date prior thereto by the appropriate governmental official and (y) certified by its secretary or an assistant secretary as of the Closing Date, in each case as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each such Person’s jurisdiction of incorporation, organization or formation and, with respect to Company, in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; (v) such other documents as the Administrative Agent may reasonably request; (vi) certifying that the representations and warranties of such Person set forth in the Credit Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (except, in each case, for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects as of the Closing Date or such earlier date, as applicable); and (vii) certifying (x) in the case of the Company, that no Default, Early Amortization Event or Event of Default has occurred and is continuing and (y) in the case of Holdings and Enova, that no default (including in the case of Holdings, a Servicer Default), event of default or termination event, as applicable, has occurred and is continuing under any Credit Document to which such Person is a party.

(d) Organizational and Capital Structure. The capital structure of Company shall be as described in Section 4.2.

(e) Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Administrative Agent, Company’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(f) Governmental Authorizations and Consents. Company, Holdings and Enova shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to be obtained by them, in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent and Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral, Company shall deliver:

(i) evidence satisfactory to the Administrative Agent of the compliance by Company of its obligations under the Security Agreement and the other Collateral Documents (including, without limitation, its obligations to authorize and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing Deposit Accounts and/or Securities Accounts as provided therein);

(ii) the results of a recent search with respect to the Seller and the Company, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of Company in the jurisdictions specified by Administrative Agent, together with copies of all such filings disclosed by such search, and UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search;

(iii) opinions of counsel (which counsel shall be reasonably satisfactory to the Lenders) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which Company or any personal property Collateral is located as the Lenders may reasonably request, in each case in form and substance reasonably satisfactory to the Lenders;

(iv) opinions of counsel (which counsel shall be reasonably satisfactory to the Lenders) with respect to the creation and perfection of the security interest in favor of the Company in the Pledged Receivables and Related Security under the Asset Purchase Agreement, in each case in form and substance reasonably satisfactory to the Lenders; and

(v) evidence that Company, Holdings and Enova shall have each taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Administrative Agent.

(h) Controlled Accounts. The Administrative Agent and Lenders shall have received evidence reasonably satisfactory to it that each of the Controlled Accounts has been established.

(i) Evidence of Insurance. The Administrative Agent and Lenders shall have received a certificate from Holdings’ insurance broker, or other evidence satisfactory to the Administrative Agent, that all insurance required to be maintained under the Servicing Agreement and Section 5.4 is in full force and effect.

(j) Opinions of Counsel. The Administrative Agent, Lenders and counsel to Administrative Agent shall have received originally executed copies of the favorable written opinions of Paul Hastings LLP, counsel for Company, Holdings and Enova, as to such matters (including the true sale of Pledged Receivables and bankruptcy remote nature of Company) as the Administrative Agent and Lenders may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent and Lenders (and Company hereby instructs, and Holdings and Enova shall instruct, such counsel to deliver such opinions to Agents and Lenders).

(k) Solvency Certificate. On the Closing Date, the Administrative Agent and Lenders shall have received a Solvency Certificate from Holdings and Company dated as of the Closing Date and addressed to the Administrative Agent, and in form, scope and substance satisfactory to the Administrative Agent and Lenders, with appropriate attachments and demonstrating that Holdings and Company are Solvent.

(l) Closing Date Certificate. Holdings and Company shall have delivered to the Administrative Agent and Lenders an originally executed Closing Date Certificate, together with all attachments thereto.

(m) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of the Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or that would reasonably be expected to result in a Material Adverse Effect.

(n) No Material Adverse Change. Since December 31, 2021, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(o) Reserved.

(p) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Administrative Agent and Lenders and counsel to Administrative Agent, and the Administrative Agent, and Lenders and counsel to Administrative Agent shall have received all such counterpart originals or certified copies of such documents as they may reasonably request.

(q) Independent Manager. On the Closing Date, the Administrative Agent and Lenders shall have received evidence satisfactory to them that Company has appointed an Independent Manager who is acceptable to it in its sole discretion.

(r) KYC; Diligence. On the Closing Date, the Administrative Agent and each Lender shall have completed all required “know-your-customer” procedures and shall have received satisfactory due diligence results in connection with any such diligence information as they may have requested (including a duly executed Beneficial Ownership Certification).

3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Revolving Loan on any Credit Date, including if applicable the Closing Date, is subject to the satisfaction (in the reasonable discretion of each Lender), or waiver in accordance with Section 9.5, of the following conditions precedent:

(i) Administrative Agent, the Paying Agent, the Custodian and the Class B Lenders shall have received a fully executed and delivered Funding Notice together with a Borrowing Base Certificate, evidencing sufficient Revolving Availability with respect to the requested Revolving Loans, and a Borrowing Base Report;

(ii) both before and after making any Revolving Loans requested on such Credit Date, the Total Utilization of Class A Revolving Loans shall not exceed the Class A Borrowing Base and the Total Utilization of Class B Revolving Commitments shall not exceed the Class B Borrowing Base;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, other than those representations and warranties which are qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects on and as of that Credit Date, except, in each case, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects, or true and correct in all respects, as the case may be on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default, a Default or an Early Amortization Event;

(v) the Administrative Agent, the Class B Lenders and the Paying Agent shall have received the Borrowing Base Report for the Business Day prior to the Credit Date which shall be delivered on a pro forma basis for the first Credit Date hereunder;

(vi) in accordance with the terms of the Custodial Agreement, Company has delivered, or caused to be delivered to the Custodian, the Receivable File related to each Receivable, if any, that is, on such Credit Date, being transferred and delivered to Company pursuant to the Asset Purchase Agreement, and the Administrative Agent has received a Collateral Receipt and Exception Report from the Custodian, which Collateral Receipt and Exception Report is acceptable to the Administrative Agent in its Permitted Discretion;

(vii) as of such Credit Date, the Reserve Account shall have been (or will be, out of the proceeds of the Revolving Loans to be made on such date), funded so that it contains funds in an amount not less than the Reserve Account Funding Requirement as of such date;

(viii) on or prior to the date of the first Funding Notice, the Company shall have established the cash management system and accounts described in Section 2.11 hereof; and

(ix) The Administrative Agent shall have received a copy of the Lockbox Account Control Agreement, originally executed and delivered by each applicable Person and reasonably acceptable to the Lenders.

Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, the Paying Agent nor the Collateral Agent shall be responsible or liable for determining whether any conditions precedent to making a Revolving Loan have been satisfied.

(b) Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent, the Class B Lenders and the Paying Agent.

(c) Payment of Fees. Tthe Administrative Agent and Lenders shall have received all fees and expenses due and payable by the Company and Holdings due on or as of such date under the Credit Documents (including fees charged by a rating agency in connection with a Rating Agency Confirmation related to this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby).

Section 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, Company represents and warrants to each Agent and Lender, on the Closing Date, and on each Credit Date and on each Transfer Date following the Closing Date, that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification; Other Names. Company (a) is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to result in a Material Adverse Effect. Company does not operate or do business under any assumed, trade or fictitious name. Company has no Subsidiaries.

4.2 Capital Stock and Ownership. The Capital Stock of Company has been duly authorized and validly issued and is fully paid and non‑assessable. As of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Company is a party requiring, and there is no membership interest or other Capital Stock of Company outstanding which upon conversion or exchange would require, the issuance by Company of any additional membership interests or other Capital Stock of Company or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company. All membership interests in the Company as of the Closing Date are owned by Holdings.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents to which Company is a party have been duly authorized by all necessary action of Company.

4.4 No Conflict. The execution, delivery and performance by Company of the Credit Documents to which it is party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any law or any governmental rule or regulation applicable to Company, any of the Organizational Documents of Company, or any order, judgment or decree of any court or other Governmental Authority binding on Company; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company, except as would not reasonably be expected to result in a Material Adverse Effect.

4.5 Governmental Consents. The execution, delivery and performance by Company of the Credit Documents to which Company is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date other than (a) those that have already been obtained and are in full force and effect, or (b) any consents or approvals the failure of which to obtain will not have a Material Adverse Effect.

4.6 Binding Obligation. Each Credit Document to which Company is a party has been duly executed and delivered by Company and is the legally valid and binding obligation of Company, enforceable against Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Eligible Receivables. Each Receivable that is identified by Company as an Eligible Receivable in a Borrowing Base Certificate satisfies all of the criteria set forth in the definition of Eligibility Criteria as of the date indicated in such Borrowing Base Certificate.

4.8 Corporate Information. The Company’s chief executive office and principal place of business is located in the State of New York, County of New York and the Company maintains its books and records in the State of New York, County of New York. The Company’s registered office and the jurisdiction of organization of the Company is the jurisdiction referred to in Section 4.1. The Company has not changed its name, changed its corporate structure, changed its jurisdiction of organization, changed its chief place of business/chief executive office or used any name other than its exact legal name at any time during the past five years.

4.9 No Material Adverse Effect. Since December 31, 2021, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10 Adverse Proceedings, etc. There are no Adverse Proceedings (other than counter claims relating to ordinary course collection actions by or on behalf of Company) pending against Company that challenges Company’s right or power to enter into or perform any of its obligations under the Credit Documents to which it is a party or that would reasonably be expected to result in a Material Adverse Effect. Company is not (a) in violation of any applicable laws in any material respect, or (b) subject to or in default with respect to any judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other Governmental Authority, except as would not reasonably be expected to result in a Material Adverse Effect.

4.11 Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Company required to be filed by it have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

4.12 Title to Assets. Company has no fee, leasehold or other property interests in any real property assets. Company has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 5.1. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens. All Liens purported to be created in any Collateral pursuant to any Collateral Document in favor of Collateral Agent are First Priority Liens.

4.13 No Indebtedness. Company has no Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement or otherwise permitted hereunder.

4.14 No Defaults. Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual

Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to result in a Material Adverse Effect.

4.15 Material Contracts. Company is not a party to any Material Contracts.

4.16 Government Contracts. Company is not a party to any contract or agreement with any Governmental Authority, and the Pledged Receivables are not subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

4.17 Governmental Regulation. Company is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 (without reliance on the exemptions provided under Sections 3(c)(1) or 3(c)(7) thereof) or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Company is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. The Company is not a “covered fund” for purposes of the Volcker Rule.

4.18 Margin Stock. Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Revolving Loans made to Company will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19 Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Company does not maintain or contribute to any Employee Benefit Plan.

4.20 Solvency; Fraudulent Conveyance. Company is and, upon the incurrence of any Credit Extension by Company on any date on which this representation and warranty is made, will be, Solvent. Company is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. Company shall not use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors. Company has given fair consideration and reasonably equivalent value in exchange for the sale of the Receivables by Seller under the Asset Purchase Agreement.

4.21 Compliance with Statutes, etc. Company is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except as would not reasonably be expected to result in a Material Adverse Effect.

4.22 Matters Pertaining to Related Agreements.

(a) Delivery. Company has delivered, or caused to be delivered, to each Agent and each Lender complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Closing Date, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Closing Date.

(b) The Asset Purchase Agreement creates a valid transfer and assignment to Company of all right, title and interest of the applicable Seller in and to all Pledged Receivables and all Related Security conveyed to Company thereunder and Company has a First Priority perfected security interest therein. Company has given reasonably equivalent value to the applicable Seller in consideration for the transfer to Company by the applicable Seller of the Pledged Receivables and Related Security pursuant to the Asset Purchase Agreement.

(c) Each Receivables Program Agreement creates a valid transfer and assignment to the applicable Seller of all right, title and interest of the Receivables Account Bank in and to all Receivables and Related Security conveyed or purported to be conveyed to such Seller thereunder. Seller has given reasonably equivalent value to the Receivables Account Bank in consideration for the transfer to such Seller by the Receivables Account Bank of Receivables and Related Security pursuant to the applicable Receivables Program Agreement.

4.23 Disclosure. No documents, certificates, reports, written statements or other written information furnished to Lenders by or on behalf of Holdings or Company for use in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or taken as a whole, omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, provided, that, projections and pro forma financial information contained in such materials were prepared based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

4.24 Patriot Act; Sanctions. To the extent applicable, Company and Seller are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). The Company and Seller has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, Seller and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, Seller, and their respective directors, officers and employees and to the knowledge of the Company, their respective agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Company, Seller or any of their respective directors, officers or employees, or, to the knowledge of the Company, any agent of the Company or Seller that will act in any capacity in connection with or benefit from this Agreement or the Revolving Loans, is a Sanctioned

Person. No Revolving Loans, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

4.25 Remittance of Collections.

Company represents and warrants that each remittance of Collections by it hereunder to any Agent or any Lender hereunder will have been (a) in payment of a debt incurred by Company in the ordinary course of business or financial affairs of Company and (b) made in the ordinary course of business or financial affairs.

4.26 Tax Status.

(a) Company is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3.

(b) Company is not and will not at any relevant time become an association
(or a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.

(c) No equity interest in the Company shall be owned by a person other than a U.S. Person.

4.27 Beneficial Ownership.

As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5. AFFIRMATIVE COVENANTS

Company covenants and agrees that until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Unless otherwise provided below, Company or its designee will deliver to each Agent and each Lender:

(a) Quarterly Financial Statements. Promptly after becoming available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year, the balance sheet of Enova as at the end of such Fiscal Quarter and the related statements of income, stockholders’ equity and cash flows of Enova for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b) Annual Financial Statements. Promptly after becoming available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated balance sheets of Enova as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Enova for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Enova as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(c) Compliance Certificates. Together with each delivery of financial statements of Enova pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;

(d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements previously delivered pursuant to Sections 5.1(a) and 5.1(b), the consolidated financial statements of (i) Enova and (ii) Company delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders;

(e) Public Reporting. The obligations in Sections 5.1(a) and (b) may be satisfied by furnishing, at the option of Enova, the applicable financial statements as described above or an Annual Report on Form 10-K or Quarterly Report on Form 10-Q for Enova for any Fiscal Year, as filed with the U.S. Securities and Exchange Commission.

(f) Collateral Reporting.

(i) On each Monthly Reporting Date, with each Funding Notice, and at such other times as any Agent or Lender shall request in its Permitted Discretion, a Borrowing Base Certificate (calculated as of the close of business of the previous Monthly Period or as of a date no later than three (3) Business Days prior to such request), together with a reconciliation to the most recently delivered Borrowing Base Certificate and Borrowing Base Report, in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders. Each Borrowing Base Certificate delivered to Administrative Agent, the Class B Lenders and Paying Agent shall bear a signed statement by an Authorized Officer certifying the accuracy and completeness in all material respects of all information included therein. The execution and delivery of a Borrowing Base Certificate shall in each instance constitute a representation and warranty by Company to Administrative Agent, the Class B Lenders and Paying Agent that each Receivable included therein as an “Eligible Receivable” is, in fact, an Eligible Receivable. For avoidance of doubt, and without derogation of the Company’s obligations hereunder, in the event any request for a Revolving Loan, or a Borrowing Base Certificate or other information required by this Section 5.1(f) is delivered to Administrative Agent, the Class

B Lenders and Paying Agent by Company electronically or otherwise without signature, such request, or such Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of Company by an Authorized Officer and constitute a representation to Administrative Agent, the Class B Lenders and Paying Agent as to the authenticity thereof. The Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Receivables or such other matters as are necessary to determine the Borrowing Base, but in each case only to the extent the Administrative Agent is expressly provided such discretion by this Agreement.

(ii) On each Monthly Reporting Date, the Master Record and the Monthly Servicing Report (which shall include the performance information reasonably requested by the Administrative Agent or a Class B Lender related to Repurchased Receivables (as defined in the Asset Purchase Agreement)) to Administrative Agent, the Class B Lenders and Paying Agent on the terms and conditions set forth in the Servicing Agreement.

(g) Notice of Default. Promptly, and in any event within two (2) Business Days, upon an Authorized Officer of Company obtaining knowledge (i) of any condition or event that constitutes an Early Amortization Event, a Default or an Event of Default or that notice has been given to Holdings or Company with respect thereto; (ii) that any Person has given any notice to Holdings or Company or taken any other action with respect to any event or condition set forth in Section 7.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and what action Holdings or Company, as applicable, has taken, is taking and proposes to take with respect thereto;

(h) Notice of Litigation. Promptly upon any Authorized Officer of Company obtaining knowledge of an Adverse Proceeding that is reasonably likely to have a Material Adverse Effect, and in any event within two (2) Business Days thereof, written notice thereof together with such other information as may be reasonably available to Company or Holdings to enable Lenders and their counsel to evaluate such matters;

(i) ERISA. Promptly upon any Authorized Officer of Company becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which, in either such case, would reasonably be expected to result in a Material Adverse Effect or a Lien on the Collateral under ERISA or Section 430 of the Internal Revenue Code, and in any event within two (2) Business Days thereof, a written notice specifying the nature thereof, what action Enova, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(j) Information Regarding Collateral. At least thirty (30) calendar days prior written notice to Collateral Agent and Administrative Agent of any change (i) in Company’s corporate name, (ii) in Company’s identity, corporate structure or jurisdiction of organization, or

(iii) in Company’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents;

(k) Other Information.

(i) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification; and

(ii) such material information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or Lender, in each case, which relate to Company’s or Holdings’ financial or business condition or the Collateral.

5.2 Existence. Except as otherwise permitted under Section 6.8, Company will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

5.3 Payment of Taxes and Claims. Company will pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. Company will not file or consent to the filing of any consolidated income tax return with any Person (other than Enova or any of its Subsidiaries).

5.4 Insurance. Company shall cause Holdings to maintain or cause to be maintained, with financially sound and reputable insurers, (a) all insurance required to be maintained under the Servicing Agreement, (b) business interruption insurance reasonably satisfactory to Administrative Agent, and (c) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each Agent and Lender hereby agrees and acknowledges that the insurance maintained by Holdings on the Closing Date satisfies the requirements set forth in this Section 5.4 as of the Closing Date.

5.5 Inspections; Compliance Audits.

(a) At any time during the existence of an Event of Default or a Servicer Default, and otherwise not more than one (1) time per Fiscal Year, Company will, upon reasonable advance notice by the Administrative Agent, permit or cause to be permitted, as applicable, one or more authorized representatives designated by the Administrative Agent and the Class B Lenders to visit and inspect (a “Compliance Review”) during normal working hours any of the properties of Company or Holdings to (i) inspect, copy and take extracts from relevant financial and accounting records, and to discuss its affairs, finances and accounts with any Person, including, without limitation, employees of Company or Holdings and their independent public accountants and (ii) verify the compliance by Company or Holdings with this Agreement, the other Credit Documents and/or the Underwriting Policies, as applicable; provided, that Company shall not be obligated to pay more than $50,000 in the aggregate during any Fiscal Year in connection with any Compliance Review and inspection pursuant to Section 2.4 of the Custodial Agreement; provided, further that such expense reimbursement limitation shall not apply to a Compliance Review conducted during the existence of an Event of Default or Servicer Default. In connection with any such Compliance Review, Company will permit any authorized representatives designated by the Administrative Agent and the Class B Lenders to review the form of Receivable Agreements, Underwriting Policies, information processes and controls, and compliance practices and procedures (“Materials”). Such authorized representatives may make written recommendations regarding Company’s compliance with applicable Requirements of Law, and Company shall consult in good faith with the Administrative Agent and the Class B Lenders regarding such recommendations. The Administrative Agent and the Class B Lenders agree to use a single independent certified public accountants or other third-party provider in connection with any Compliance Review pursuant to this Section 5.5 and the results of such review will be provided to the Administrative Agent and the Class B Lenders.

(b) If the Administrative Agent engages any independent certified public accountants or other third-party provider to prepare any report in connection with the Compliance Review, the Administrative Agent shall make such report available to any Lender, upon request, provided, that delivery of any such report may be conditioned on prior receipt by such independent certified public accountants or other third party provider of the acknowledgements and agreements that such independent certified public accountants or third party provider customarily requires of recipients of reports of that kind.

(c) In connection with a Compliance Review, the Administrative Agent or its designee may contact a Receivables Obligor as reasonably necessary to perform such inspection or Compliance Review, as the case may be, provided, however, such contact shall be made in the name of, and in cooperation with, Holdings and Company.

5.6 Compliance with Laws. Company shall, and shall cause Holdings to, comply with the Requirements of Law, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.7 Separateness. The Company shall at all times comply with the separateness covenants set forth in the Company’s Limited Liability Company Agreement.

5.8 Further Assurances. At any time or from time to time upon the request of any Agent or Lender, Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent or Lender may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 9.21. In furtherance and not in limitation of the foregoing, Company shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of Company.

5.9 Communication with Accountants.

(a) At any time during the existence of an Event of Default or Servicer Default, Company authorizes Administrative Agent to communicate directly with Company’s independent certified public accountants and authorizes and shall instruct such accountants to communicate directly with Administrative Agent and authorizes such accountants to (and, upon Administrative Agent’s request therefor (at the request of any Agent), shall request that such accountants) communicate to Administrative Agent information relating to Company with respect to the business, results of operations and financial condition of Company (including the delivery of audit drafts and letters to management), provided that advance notice of such communication is given to Company, and Company is given a reasonable opportunity to cause an officer to be present during any such communication.

(b) If the independent certified public accountants report delivered in connection with Section 5.1(b) is qualified, then the Company authorizes the Administrative Agent to communicate directly with the Company’s independent certified public accountants with respect to such qualification, provided that advance notice of such communication is given to the Company, and the Company is given a reasonable opportunity to cause an officer to be present during any such communication.

(c) The failure of the Company to be present during any communication permitted under Section 5.9(a) and/or Section 5.9(b) after the Company has been given a reasonable opportunity to cause an officer to be present shall in no way impair the rights of the Administrative Agent under Section 5.9(a) and/or Section 5.9(b). In connection with any communication by the Administrative Agent with the Company’s independent certified public accountants, the Administrative Agent shall (i) coordinate with the Class B Lenders as to the information requests to be made of such accounts, (ii) share any information provided by such accountants with the Class B Lenders and (iii) allow a representative of the Class B Lenders to participate during any such communication.

5.10 Acquisition of Receivables from Seller. With respect to each Pledged Receivable, Company shall (a) acquire such Receivable pursuant to and in accordance with the terms of the Asset Purchase Agreement, (b) take all actions necessary to perfect, protect and more fully evidence Company’s ownership of such Receivable, including, without limitation, executing or causing to be executed (or filing or causing to be filed) such other instruments or notices as may be necessary or appropriate and (c) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of Company, the Agents and the Lenders.

5.11 Lenders Information Rights. Company shall provide to the Class A and Class B Lenders (a) substantially contemporaneously with its provision to the Administrative Agent any written information required to be provided to the Administrative Agent under any Credit Document, and (b) prompt written notice of any written waiver or consent provided under, or any amendment of, any Credit Document.

5.12 Most Favored Nations

The Company hereby agrees that, after the Closing Date, if Holdings or any of Holdings’ Subsidiaries enters into or amends a credit agreement, loan agreement, repurchase agreement, warehouse facility, credit facility or other similar arrangement relating to Indebtedness of the Company or its Affiliates, with any person which by the terms of such amendment, credit agreement loan agreement, repurchase agreement, warehouse facility, credit facility or other similar arrangement provides any more favorable financial covenants (i.e., the financial covenants are more protective of the lenders) with respect to any Financial Covenants set forth herein, then such Financial Covenants shall be automatically deemed amended to reflect such more favorable terms.

Section 6. NEGATIVE COVENANTS

Company covenants and agrees that, until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 6.

6.1 Indebtedness. Company shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the Obligations.

6.2 Liens. Company shall not directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document.

6.3 Anti-Corruption Laws and Sanctions. The Company shall not request any Revolving Loan, and the Company shall not use, nor cause its directors, officers, employees and agents use, the proceeds of any Revolving Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.4 No Further Negative Pledges. Except pursuant to the Credit Documents, Company shall not enter into any Contractual Obligation prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5 Restricted Junior Payments. Company shall not through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that, Restricted Junior Payments may be made by Company from time to time with respect to any amounts distributed to Company (a) in accordance with Section 2.12(a)(x) or (b) from and after the occurrence and during the continuation of an Event of Default or Early Amortization Event, in accordance with only Sections 2.12(b)(ix) or 2.12(c)(viii), as applicable. Notwithstanding anything herein to the contrary, on any Credit Date with respect to a Credit Extension of a Revolving Loan, Company may without further action on the part of Company distribute the proceeds of such Revolving Loan to Holdings so long as no Borrowing Base Deficiency has occurred or would result therefrom (a “Borrower Distribution”).

6.6 Subsidiaries. Company shall not form, create, organize, incorporate or otherwise have any Subsidiaries.

6.7 Investments. Company shall not, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except Investments in Cash, Permitted Investments and Receivables (and property received from time to time in connection with the workout or insolvency of any Receivables Obligor) and Permitted Investments in Controlled Accounts.

6.8 Fundamental Changes; Disposition of Assets; Acquisitions. Company shall not enter into any transaction of merger or consolidation, or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired (other than, provided no Event of Default pursuant to Section 7.1(a), 7.1(e), 7.1(f) or 7.1(k) has occurred and is continuing, Permitted Asset Sales, provided, that Permitted Asset Sales under clause (d) of the definition thereof shall be permitted at all times subject to receipt of the consent required therein), or acquire by purchase or otherwise (other than acquisitions of Eligible Receivables, or Permitted Investments in a Controlled Account (and property received from time to time in connection with the workout or insolvency of any Receivables Obligor)) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person.

6.9 Sales and Lease-Backs. Company shall not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Company (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company to any Person in connection with such lease.

6.10 Transactions with Shareholders and Affiliates. Company shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder other than the transactions contemplated or permitted by the Credit Documents and the Related Agreements.

6.11 Conduct of Business. From and after the Closing Date, Company shall not engage in any business other than the businesses engaged in by Company on the Closing Date.

6.12 Fiscal Year. Company shall not change its Fiscal Year‑end from December 31st.

6.13 Servicer; Backup Servicer; Custodian. Company shall use its commercially reasonable efforts to cause Servicer, the Backup Servicer and the Custodian respectively, to comply at all times with the applicable terms of the Servicing Agreement, the Backup Servicing Agreement and the Custodial Agreement respectively. The Company may not (i) terminate, remove, replace Servicer, Backup Servicer or the Custodian or (ii) subcontract out any portion of the servicing or permit third party servicing other than the Backup Servicer, except, in each case, as expressly set forth in the applicable Credit Document and subject to satisfaction of the related requirements therein. The Administrative Agent may not terminate, remove, replace Servicer, Backup Servicer or the Custodian except as expressly set forth in the applicable Credit Document and subject to satisfaction of the related requirements therein.

6.14 Acquisitions of Receivables. Company may not acquire Receivables from any Person other than Holdings pursuant to the Asset Purchase Agreement.

6.15 Independent Manager. Company shall not fail at any time to have at least one independent manager (an “Independent Manager”) who:

(a) is provided by a nationally recognized provider of independent directors;

(b) is not and has not been employed by Company or Holdings or any of their respective Subsidiaries or Affiliates as an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, Company or Holdings or any of their respective Affiliates within the five years immediately prior to such individual’s appointment as an Independent Manager, provided that this paragraph (b) shall not apply to any person who serves as an independent director or an independent manager for any Affiliate of any of Company or Holdings;

(c) is not, and has not been within the five years immediately prior to such individual’s appointment as an Independent Manager, a customer or creditor of, or supplier to, Company or Holdings or any of their respective Affiliates who derives any of its purchases or revenue from its activities with Company or Holdings or any of their respective Affiliates thereof (other than a de minimis amount);

(d) is not, and has not been within the five years immediately prior to such individual’s appointment as an Independent Manager, a person who controls or is under common control with any Person described by clause (b) or (c) above;

(e) does not have, and has not had within the five years immediately prior to such individual’s appointment as an Independent Manager, a personal services contract with Company or Holdings or any of their respective Subsidiaries or Affiliates, from which fees and other compensation received by the person pursuant to such personal services contract would exceed 5% of his or her gross revenues during the preceding calendar year;

(f) is not affiliated with a tax-exempt entity that receives, or has received within the five years prior to such appointment as an Independent Manager, contributions from Company or Holdings or any of their respective Subsidiaries or Affiliates, in excess of the lesser of (i) 3% of the consolidated gross revenues of Holdings and its Subsidiaries during such fiscal year and (ii) 5% of the contributions received by the tax-exempt entity during such fiscal year;

(g) is not and has not been a shareholder (or other equity owner) of any of Company or Holdings or any of their respective Affiliates within the five years immediately prior to such individual’s appointment as an Independent Manager;

(h) is not a member of the immediate family of any Person described by clause (b) through (g) above;

(i) is not, and was not within the five years prior to such appointment as an Independent Manager, a financial institution to which Company or Holdings or any of their respective Subsidiaries or Affiliates owes outstanding Indebtedness for borrowed money in a sum exceeding more than 5% of Holdings’ total consolidated assets;

(j) has prior experience as an independent director or manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and

(k) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

Upon Company learning of the death or incapacity of an Independent Manager, Company shall have ten (10) Business Days following such death or incapacity to appoint a replacement Independent Manager. Any replacement of an Independent Manager will be permitted only upon (a) five (5) Business Days’ prior written notice to each Agent and Lender, (b) Company’s certification that any replacement manager will satisfy the criteria set forth in clauses (a)-(i) of this Section 6.15 and (c) the Administrative Agent’s written consent to the appointment of such replacement manager. For the avoidance of doubt, other than in the event of the death or incapacity of an Independent Manager, Company shall at all times have an Independent Manager and may not terminate any Independent Manager without the prior written consent of the Administrative Agent, which consent the Administrative Agent may withhold in its sole discretion. The Company shall cause Holdings not to vote on or authorize the taking of any action requiring the vote of an Independent Manager under the Limited Liability Company Agreement unless there is at least one Independent Manager then serving in such capacity.

6.16 Organizational Agreements. Except as otherwise expressly permitted by other provisions of this Agreement or any other Credit Document, Company shall not (a) amend, restate,

supplement or modify, or permit any amendment, restatement, supplement or modification to, its Organizational Documents, without obtaining the prior written consent of the Administrative Agent and the Requisite Lenders to such amendment, restatement, supplement or modification, as the case may be; (b) agree to any termination, amendment, restatement, supplement or other modification to, or waiver of, or permit any termination, amendment, restatement, supplement or other modification to, or waivers of, any of the provisions of any Credit Document without the prior written consent of the Administrative Agent and the Requisite Lenders; or (c) amend, restate, supplement or modify in any material respect, or permit any amendments, restatements, supplements or modifications in any material respect, to any Receivables Program Agreement in a manner that could reasonably be expected to be material or adverse to the Lenders without the prior written consent of the Administrative Agent and the Requisite Lenders.

6.17 Changes in Underwriting or Other Policies. Company shall provide the Administrative Agent and the Requisite Class B Lenders (collectively, the “Notice Parties”) with prior written notice of any material change or modification to the Underwriting Policies that would reasonably be expected to be adverse to the Lenders. Without the prior consent of the Administrative Agent, and the Requisite Class B Lenders, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall not agree to, and shall cause Holdings not to, (a) make any change to (i) the forms of Business Loan and Security Agreement, Business Loan and Security Agreement Supplement and Loan Summary used to originate Receivables from the form provided to the Notice Parties prior to the Closing Date, or (ii) the form of Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit) used in connection with the origination of Receivables in substantially the form provided to the Notice Parties on or prior to the Closing Date that, in any such case, would reasonably be expected to be materially adverse to the Lenders, or (b) make any change to the Underwriting Policies that would reasonably be expected to be materially adverse to the Lenders (provided, that any change to the Underwriting Policies which (A) has the effect of modifying the Eligibility Criteria or (B) changes the calculation of the Class A Borrowing Base and the Class B Borrowing Base shall be deemed to be materially adverse to the Lenders for purposes of this Section 6.17). Within five (5) Business Days following the last day of each calendar quarter, but solely to the extent of any changes or modifications to the policies or forms previously provided to the Notice Parties during the immediately preceding calendar quarter, Company shall provide the Notice Parties with copies of (x) the Underwriting Policies, (y) the forms of Business Loan and Security Agreement, Business Loan and Security Agreement Supplement and Loan Summary used to originate Receivables and (z) the form of Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit) used in connection with the origination of Receivables, in each case, then in effect together with a redline comparison showing any changes between such versions and the versions provided following the last day of the immediately preceding calendar quarter, or in the case of the last day of the first calendar quarter following the Closing Date, the versions in effect on the Closing Date

6.18 Receivable Program Agreements. The Company shall cause Seller to (a) perform and comply with its obligations under the Receivables Program Agreements and (b) enforce the rights and remedies afforded to it against the Receivables Account Bank under the Receivables Program Agreements, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in an Adverse Effect.

6.19 Hedging Covenant.

(a) Hedge Trigger Event. Within five (5) Business Days of the occurrence of a Hedge Trigger Event (such five (5) Business Days, the “Hedge Notice Period”), the Company shall (provided such Hedge Trigger Event is still continuing) within thirty (30) days of the occurrence of such Hedge Trigger Event, enter into a Qualified Hedging Transaction pursuant to a Qualified Hedging Agreement to hedge interest rate risk for a notional amount equal to or about the aggregate principal balance of Revolving Loans (or such other amount reasonably acceptable to the Administrative Agent, including pursuant to an amortization table to reflect projected changes in the aggregate principal balance of Revolving Loans) and a strike rate as agreed to by the Administrative Agent, the Requisite Class B Lenders and the Company (but not to exceed 5.00%); provided, however, that the Administrative Agent shall not require any new Qualified Hedging Transaction to be obtained by the Company at any time if the aggregate notional amount of such new Qualified Hedging Transaction and all existing Qualified Hedging Transactions (if any) at such time would exceed the aggregate principal balance of Revolving Loans at such time. During the Hedge Notice Period, Lenders shall not be obligated to grant any Credit Extension.

(b) No Other Hedge. The Company shall not enter into any Hedging Transaction or execute any Hedging Agreement other than pursuant to subsection (a) of this Section without the prior written consent of the Administrative Agent and the Requisite Class B Lenders.

(c) Hedging Agreement; Collateral Assignment. The Company shall provide a copy of any Hedging Agreement and any related instrument or document giving rise to a Hedging Transaction to the Administrative Agent and the Class B Lenders promptly upon execution thereof and shall (and, if the Hedge Counterparty thereof is not BMO Capital Markets Corp. or an Affiliate thereof, shall cause such Hedge Counterparty to) execute a collateral assignment of such Hedging Agreement in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance acceptable to the Administrative Agent.

(d) Hedging Transaction Proceeds. All proceeds owed to the Company under any Hedging Agreement or with respect to any Hedging Transaction shall, pursuant to the terms thereof, be remitted solely to the Collection Account for distribution hereunder.

(e) Margin Posting. In order to comply with the non-cleared swap transaction margin posting requirements under Dodd Frank, the Company may utilize one of the following options, in consultation with and in the sole discretion of the Administrative Agent:

(i) the Company may fund the required hedge collateral account through additional advances or allocation of available cash pursuant to Section 2.12;

(ii) through a capital contribution by Holdings to the Company or a deposit by Holdings to the required hedge collateral account; or

(iii) in the event that none of the Company or Holdings has already satisfied any required margin call, at the sole option of the Lenders, through a special advance to fund the required hedge collateral account to avoid a hedge termination event (which special advance, for the avoidance of doubt, shall be deemed to form a portion of the Obligations hereunder).

Section 7. EVENTS OF DEFAULT

7.1 Events of Default. If any one or more of the following conditions or events shall occur.

(a) Failure to Make Payments When Due. Other than with respect to a Borrowing Base Deficiency, failure by Company to pay (i) when due, the principal on any Revolving Loan whether at stated maturity, by acceleration or otherwise; (ii) within five (5) Business Days after its due date, any interest on any Revolving Loan or any fee due hereunder; (iii) within thirty (30) days after its due date, any other amount due hereunder; or (iv) the amounts required to be paid pursuant to Section 2.8 on or before (y) with respect to the Class A Revolving Loans, the Class A Maturity Date, and (z) with respect to the Class B Revolving Loans, the Class B Maturity Date; or

(b) Breach of Certain Covenants. Failure of Company to perform or comply with any term or condition contained in Section 2.3, Section 2.11, Section 4.26, Section 5.1(g), Section 5.1(h), Section 5.2, Section 5.7, Section 5.12, or Section 6; or

(c) Breach of Representations, etc. Any representation or warranty, certification or other statement made or deemed made by Company or Holdings in any Credit Document or in any statement or certificate at any time given by Company or Holdings in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect, other than any representation, warranty, certification or other statement which is qualified by materiality or “Material Adverse Effect”, in which case, such representation, warranty, certification or other statement shall be true and correct in all respects, in each case, as of the date made or deemed made and, if capable of being remedied, such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of Company or Holdings becoming aware of such default, or (ii) receipt by Company of notice from any Agent or Lender of such default; or

(d) Other Defaults Under Credit Documents. Company or Holdings shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents other than any such term referred to in any other Section of this Section 7.1 and, if capable of being remedied, such default shall not have been remedied or waived within thirty (30) days (or, in the case of a default under (A) Section 5.1(f), five (5) Business Days or (B) Section 5.1(k)(i), two (2) Business Days) after the earlier of (i) an Authorized Officer of Company or Holdings becoming aware of such default, or (ii) receipt by Company or Holdings of notice from Administrative Agent or any Lender of such default; or

(e) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or Holdings in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or Holdings under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or Holdings, or over all or a substantial part of its respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or Holdings for all or a substantial part of its respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or Holdings, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(f) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or Holdings shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; or Company or Holdings shall make any assignment for the benefit of creditors; or (ii) Company or Holdings shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or Holdings (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(e); or

(g) Judgments and Attachments.

(i) Any money judgment, writ or warrant of attachment or similar process (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its assets in excess of $250,000 and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

(ii) Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,000,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(iii) Any tax lien or lien of the PBGC shall be entered or filed against Company or Holdings (involving, with respect to Holdings only, an amount in excess of $1,000,000) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of ten (10) days;

(h) Dissolution. Any order, judgment or decree shall be entered against Company or Holdings decreeing the dissolution or split up of Company or Holdings, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(i) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a

Material Adverse Effect during the term hereof or result in a Lien being imposed on the Collateral; or (ii) Company shall establish or contribute to any Employee Benefit Plan; or

(j) Contest Validity or Enforceability of Credit Documents. Company or Holdings shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(k) Borrowing Base Deficiency; Repurchase Failure. (i) Failure by Company to cure any Borrowing Base Deficiency within five (5) Business Days after the due date thereof or (ii) failure of the applicable Seller to repurchase any Receivable as and when required under the Asset Purchase Agreement; or

(l) Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than in accordance with its terms) or shall be declared null and void by a court of competent jurisdiction or the enforceability thereof shall be impaired in any material respect, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in all or a material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (in each case, other than (A) by reason of a release of Collateral in accordance with the terms hereof or thereof or (B) the satisfaction in full of the Obligations and any other amount due hereunder or any other Credit Document in accordance with the terms hereof); or (ii) any of the Credit Documents for any reason, other than the satisfaction in full of all Obligations and any other amount due hereunder or any other Credit Document (other than contingent indemnification obligations for which demand has not been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void by a court of competent jurisdiction or a party thereto or the enforceability thereof shall be impaired in any material respect, as the case may be, or Enova, Company or Holdings shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or

(m) Investment Company Act; Volcker Rule. (i) Company, Enova or Holdings become subject to any federal or state statute or regulation which may render all or any portion of the Obligations unenforceable, or Company becomes a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940 or (ii) Company becomes a “covered fund” for purposes of the Volcker Rule; or

(n) Backup Servicing Agreement. The Backup Servicing Agreement shall terminate for any reason and, provided that the Company shall have used commercially reasonable efforts to timely engage a replacement Backup Servicer following such termination, within thirty (30) days of such termination no replacement agreement with an alternative backup servicer shall be effective; or

(o) Performance Guaranty. Performance Guarantor shall default in the performance of or compliance with any term contained in the Performance Guaranty;

THEN, upon the occurrence of any Event of Default, the Administrative Agent may, and shall, at the written request of the Requisite Lenders (in all cases subject to the terms of Section 7.3 hereof), take any of the following actions: (w) upon notice to the Company, terminate the Revolving Commitments, if any, of each Lender having such Revolving Commitments, (x) upon notice to the Company, declare the unpaid principal amount of and accrued interest on the Revolving Loans and all other Obligations immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company; (y) take an Enforcement Action and (z) take any and all other actions and exercise any and all other rights and remedies of the Administrative Agent under the Credit Documents or under applicable law; provided that upon the occurrence of any Event of Default described in Section 7.1(e) or 7.1(f), the unpaid principal amount of and accrued interest on the Revolving Loans and all other Obligations shall immediately become due and payable, and the Revolving Commitments shall automatically and immediately terminate, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company.

7.2 Repayment Cure. Notwithstanding anything to the contrary in Section 2.1(b), if the Company fails to be in compliance with one or more Financial Covenants as of any particular measurement date and, as of such date, the Total Utilization of Class A Revolving Commitments or the Total Utilization of Class B Revolving Commitments exceed $0, then until the tenth (10th) Business Day after the date on which the Compliance Certificate in respect of such calendar quarter is required to be delivered under Section 5.1(c) (the “Repayment Cure Period”), the Company may repay in full the outstanding principal balance of all Revolving Loans (the “Repayment Cure”). After the exercise of the Repayment Cure in respect of any such failure to be in compliance, no Default or Event of Default shall be deemed to exist as a result of such non-compliance with the Financial Covenants (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred) and the Company shall be deemed to be in compliance with the Financial Covenants; provided that, the Requisite Lenders in their sole discretion may, after the Company has been in compliance with the Financial Covenants for at least two consecutive Fiscal Quarters following such Repayment Cure, deem the Early Amortization Event to have ceased and any Revolving Commitment Termination Date to no longer have occurred with respect to the Early Amortization Start Date caused by the related breach of Financial Covenants. It is understood and agreed that, (i) with respect to the Company’s failure to be in compliance with one or more Financial Covenants and (ii) prior to the Company utilizing two (2) Repayment Cures, the Administrative Agent and the Lenders will not be permitted to take any enforcement actions or engage in any other remedies in respect of such failure to comply with Financial Covenants during the Repayment Cure Period; provided that, for the avoidance of doubt, during such period an Early Amortization Start Date shall still automatically occur upon such breach.

7.3 Class B Lender Purchase Option. (a) So long as an Early Amortization Event or Event of Default has occurred and is continuing but prior to delivery of a Liquidation Notice, within ten (10) Business Days after receipt of a written request therefor from the Class B Lenders (a “Purchase Option Request”), the Administrative Agent shall deliver to the Class B Lenders a written notice specifying the estimated amount of Class A Obligations that would be subject to the Class B Purchase Right (a “Purchase Option Notice”); provided that if the Class B Lenders do not thereafter elect to exercise the Class B Purchase Right, then the Administrative Agent shall have no further obligation to deliver a Purchase Option Notice unless (i) the related notice of exercise of the Class B Purchase Right was validly revoked in accordance with this Section or (ii) solely if such Purchase Option Request was delivered upon the occurrence and during the continuance of an Early Amortization Event, a subsequent Purchase Option Request is delivered upon the occurrence and during the continuance of an Event of Default. The Administrative Agent shall provide the Class B Lenders with at least ten (10) days prior written notice (a “Liquidation Notice”) before the Administrative Agent completes any liquidation of the Collateral in connection with an Enforcement Action exercised pursuant to Section 7.1. The Class B Lenders may offer to purchase the Collateral at a price equal to the highest observable third party bid received by the Administrative Agent by delivering notice to the Administrative Agent within five (5) Business Days of receiving the Liquidation Notice; provided that the Administrative Agent shall have the right to reject such offer to purchase the Collateral solely by providing written notice to the Class B Lenders (a “Rejection Notice”), which notice shall specify the estimated amount of Class A Obligations that would be subject to the Class B Purchase Right. Within five (5) Business Days of receiving a Purchase Option Notice or a Rejection Notice, the Class B Lenders may elect to purchase all (but not less than all) of the Class A Obligations from the Class A Lenders (the “Class B Purchase Right”), which notice shall be irrevocable (unless the final amount of the Class A Obligations is more than $50,000 higher than the estimated amount of Class A Obligations set forth in such Purchase Option Notice or Rejection Notice, in which case such notice of exercise of the Class B Purchase Right may be revoked in the sole and absolute discretion of Class B Lenders at any time prior to the Class B Purchase Option Exercise Date) and shall specify the date on which such right is to be exercised (which shall be no more than five (5) Business Days after providing notice of the election to exercise the Class B Purchase Right) (the “Class B Purchase Option Exercise Date”). On the Class B Purchase Option Exercise Date, the Class A Lenders shall sell to the Class B Lenders, and the Class B Lenders shall purchase from the Class A Lenders, the Class A Obligations and pay (including by making a Revolving Loan on such day and using the proceeds thereof to pay or causing Collections to be applied, or both) any amounts due in connection with the termination of any Hedging Agreement.

(b) Upon the date of such purchase and sale, the Class B Lenders shall (i) pay to the Class A Lenders, as the purchase price therefor, the then-outstanding Class A Obligations (exclusive of any prepayment fees and penalties; provided that, for the avoidance of doubt, amounts of interest owing hereunder shall not constitute prepayment fees or penalties) and (ii) agree to indemnify and hold harmless the Class A Lenders and the Administrative Agent from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of One Counsel) arising out of any claim asserted by a third party as a direct result of any acts by the Class B Lenders occurring after the date of such purchase (but excluding, for the avoidance of doubt, with respect to any Class A Lender, any such loss, liability, claim, damage or expense resulting from the gross negligence, bad faith or willful misconduct of such Class A Lender). Such purchase price and other sums shall be remitted by wire transfer in federal funds to such bank account of the Class A Lenders as the Class A Lenders shall have designated in writing to the Class B Lenders for such purpose. In connection with the foregoing purchase, accrued and unpaid Class A Monthly Interest Amount shall be calculated through the Business Day on which such purchase and sale shall occur if the amounts so paid by the Class B Lenders to the bank account designated by the Class A Lenders are received in such bank account prior to 1:00 p.m., New York time and interest shall be calculated to and include the next Business Day if the amounts so paid by the Class B Lenders to the bank account designated by the Class A Lenders are received in such bank account later than 12:00 p.m., New York time.

Section 8. AGENTS

8.1 Appointment of Agents. Each Lender hereby authorizes BMO Capital Markets Corp. to act as Administrative Agent to the Lenders hereunder and under the other Credit Documents and each Lender hereby authorizes BMO Capital Markets Corp., in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Lender hereby authorizes BMO Capital Markets Corp. to act as the Collateral Agent on its behalf under the Credit Documents. Each Lender hereby authorizes Deutsche Bank Trust Company Americas to act as the Paying Agent on its behalf under the Credit Documents. The provisions of this Section 8 are solely for the benefit of Agents and Lenders and neither Company nor Holdings shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent (other than Administrative Agent) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

8.2 Powers and Duties. Each Lender irrevocably authorizes each Agent (other than Administrative Agent) to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each such Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No such Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any such Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

8.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of Company or Holdings to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or Holdings or any other Person liable for the payment of any Obligations or any other amount due hereunder or any other Credit Document, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Revolving Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, neither the Paying Agent nor the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Revolving Loans or the component amounts thereof.

(b) Exculpatory Provisions Relating to Agents. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each such Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Administrative Agent or the Requisite Lenders, as applicable (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from the Administrative Agent or Requisite Lenders, as applicable (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each such Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and Company), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any such Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5). For the avoidance of doubt, the Paying Agent shall take direction hereunder only in accordance with the written direction of the Administrative Agent (and not at the direction of any Lender or the Requisite Lenders).

8.4 Agents Entitled to Act as Lender. Any agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Revolving Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

8.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and Company in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and Company. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

8.6 Right to Indemnity. Each Lender (other than any Class A Conduit Lender), in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by Company or Holdings, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

8.7 Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent.

(i) Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and Company. Upon any such notice of resignation, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent provided, that the appointment of a successor Administrative Agent shall require the approval of the Requisite Class B Lenders and (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Administrative Agent, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. If Administrative Agent is a Class A Committed Lender or an Affiliate thereof on the date on which the Class A Maturity Date shall have occurred and all Class A Revolving Loans and all other Obligations owing to the Class A Committed Lenders have been paid in full in cash, such Administrative Agent shall provide immediate notice of resignation to the Company and the Class B Lenders, and the Requisite Class B Lenders shall have the right, upon five (5) Business Days’ notice to the Company, to appoint a successor Administrative Agent; provided, that the appointment of any successor Administrative Agent that is not a Class B Lender or an Affiliate thereof shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(ii) Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Company or the Revolving Lenders; provided that Company and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Credit Documents.

(b) Collateral Agent.

(i) Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Collateral Agent provided, that the appointment of a successor Collateral Agent shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. If, however, a successor Collateral Agent is not appointed within sixty (60) days after the giving of notice of resignation, the Collateral Agent may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent.

Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Collateral Agent and the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent hereunder.

(ii) Notwithstanding anything herein to the contrary, Collateral Agent may assign its rights and duties as Collateral Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Collateral Agent as Collateral Agent for all purposes hereof, unless and until such assigning Collateral Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Collateral Agent hereunder and under the other Credit Documents.

8.8 Collateral Documents.

(a) Collateral Agent under Collateral Documents. Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Collateral Documents. Subject to Section 9.5, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented.

8.9 Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Paying Agent notifies such Lender that the Paying Agent has determined (or the Administrative Agent has determined and notified the Paying Agent in writing) in its sole discretion that any funds received by such Lender from the Paying Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Paying Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Paying Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Paying Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Paying Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Paying Agent to any Lender under this Section 8.9 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Paying Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Paying Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Paying Agent of such occurrence and, upon demand from the Paying Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Paying Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Paying Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Company hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Paying Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company.

Section 9. MISCELLANEOUS

9.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to Company, Collateral Agent, Paying Agent or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the parties hereto in writing. Each notice hereunder shall be in writing and may be personally served, emailed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or email, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent, provided, however, that Company may deliver, or cause to be delivered, the Borrowing Base Certificate, Borrowing Base Report, Funding Notices, Controlled Account Voluntary Payment Notice and any financial statements or reports (including any financial plan and any collateral performance tests) by electronic mail pursuant to procedures approved by the Administrative Agent until any Agent or Lender notifies Company that it can no longer receive such documents using electronic mail. Any Borrowing Base Certificate, Borrowing Base Report, Funding Notice, Controlled Account Voluntary Payment Notice or financial statements or reports sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return electronic mail or other written acknowledgement), provided, that if such document is sent after 5:00 p.m. New York City time, such document shall be deemed to have been sent at the opening of business on the next Business Day.

9.2 Expenses. Company agrees to pay promptly (a) (i) all the Administrative Agent’s and Lenders’ actual, reasonable and documented out-of-pocket costs and expenses (including reasonable and customary fees and expenses of counsel (including regulatory counsel) to the Administrative Agent and the Lenders) of negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and (ii) reasonable and customary fees and expenses of One Counsel to the Administrative Agent and the Class A Lenders and One Counsel to the Class B Lenders in connection with any consents, amendments, waivers or other modifications to the Credit Documents,; (b) all the actual, documented out-of-pocket costs and reasonable out-of-pocket expenses of creating, perfecting and enforcing Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of a single counsel for all Lenders; (c) subject to the terms of this Agreement (including any limitations set forth in Section 5.5), all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers incurred by Administrative Agent; (d) subject to the terms of this Agreement, all the actual, reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (e) subject in all cases to any express limitations set forth in any Credit Document, all other actual, reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Revolving Loans and Revolving Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (f) after the occurrence of a Default or an Event of Default, all documented, out-of-pocket costs and expenses, including reasonable attorneys’ fees, and costs of settlement, incurred by any Agent or any Lender in enforcing any Obligations of or in collecting any payments due from Company or Holdings hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; and (g) any fees charged by a rating agency in connection with a Rating Agency Confirmation related to this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

9.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Affected Party and each Agent, their Affiliates and their respective officers, partners, directors, managers, trustees, employees and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE but excluding any amounts payable by Company in respect of Taxes that are not an Indemnified Tax; provided, Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order of that Indemnitee in the performance of such Indemnitee’s obligations hereunder. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, except with respect to any third party claims, no party hereto shall assert, and all parties hereto hereby waive, any claim against any other parties and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and all parties hereto hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.4 Reserved.

9.5 Amendments and Waivers. Except as provided in Section 2.24 with respect to the implementation of a Benchmark Replacement Rate or Conforming Changes (as set forth therein):

(a) Requisite Lenders’ Consent. Subject to Sections 9.5(b) and 9.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company or Holdings therefrom, shall in any event be effective without the written concurrence of Company, Administrative Agent and the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby (without giving effect to any distinctions between the Class A Lenders and the Class B Lenders), no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Revolving Loan or Revolving Loan Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Revolving Loan (other than any waiver of any increase in the interest rate applicable to any Revolving Loan pursuant to Section 2.8) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Revolving Loan;

(vi) (x) amend the definition of “Borrowing Base Deficiency,” “Class A Borrowing Base,” “Class A Borrowing Base Deficiency,” “Class B Borrowing Base,” or “Class B Borrowing Base Deficiency” or (y) amend, modify, terminate or waive Section 2.2, Section 2.12, Section 2.13, Section 2.14, Section 2.18, Section 2.19 or Section 5.11 or any provision of this Section 9.5;

(vii) (x) amend the definition of “Requisite Lenders”, “Requisite Class A Committed Lenders,” “Requisite Class B Lenders,” “Class A Revolving Exposure,” “Class B Revolving Exposure,” “Pro Rata Share,” “Applicable Class A Advance Rate,” “Applicable Class B Advance Rate,” “Class A Revolving Availability,” “Class B Revolving Availability,” “Financial Covenants,” “Event of Default,” “Total Utilization of Class B Revolving Loans,” “Class B Indemnitee,” “Class B Monthly Interest Amount,” “Class B Monthly Principal Payment Amount,” “Borrowing Base Certificate,” “Borrowing Base Report,” “Master Record,” “Monthly Servicing Report,” “Early Amortization Event” or “Early Amortization Period” or any definition used therein, or (y) waive the occurrence of the Early Amortization Start Date; provided, with the consent of Administrative Agent, Company and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(viii) release all or substantially all of the Collateral except as expressly provided in the Credit Documents;

(ix) consent to the assignment or transfer by, or release of, Company, Holdings or Performance Guarantor of any of its respective rights and obligations under any Credit Document; or

(x) amend or waive any provision affecting the process for, frequency or timing of, or other conditions or requirements with respect to, payment of (A) any Obligation owing to such Lender (including, without limitation, Section 2.1(b)) or (B) any amount by such Lender (including, without limitation, Section 2.1(c)).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company or Holdings therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension of the Class A Committed Lenders without the consent of the Requisite Class A Committed Lenders; or amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension of the Class B Lenders without the consent of the Requisite Class B Lenders;

(iii) amend the definitions of “Eligibility Criteria” or “Eligible Receivables Obligor” or amend any portion of Appendix C without the consent of each of the Requisite Class A Committed Lenders and the Requisite Class B Lenders;

(iv) amend or modify any provision of Sections 2.11, other than Sections 2.11(c)(vii) and 2.11(d), without the consent of each of the Requisite Class A Committed Lenders and the Requisite Class B Lenders;

(v) amend, modify, terminate or waive any provision of Section 7.1 without the consent of each of the Requisite Class A Committed Lenders and the Requisite Class B Lenders;

(vi) amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent. In the event of any amendment or waiver of this Agreement without the consent of the Collateral Agent or Paying Agent, the Company shall promptly deliver a copy of such amendment or waiver to the Collateral Agent and the Paying Agent upon the execution thereof;

(vii) amend, modify, terminate or waive any provision of this Agreement in a manner that has an adverse effect on the rights, obligations, protections or indemnities of any Hedging Counterparty, the Paying Agent, the Custodian or the Controlled Account Bank, in each case without the consent of the Hedging Counterparty, the Paying Agent, the Custodian or the Controlled Account Bank, as applicable;

(viii) amend, modify, terminate or waive any express right of the Class B Lenders or Requisite Class B Lenders without the consent of each of Class B Lender;

(ix) amend, modify, terminate or waive any provision of Section 5.1(c), Section 5.1(f), Section 6.1, Section 6.5, Section 6.10, Section 6.14, Section 6.18 or Section 6.19 without the consent of each of the Requisite Class A Committed Lenders and the Requisite Class B Lenders; or

(x) amend or modify Schedule 1.1(a) hereto or any definition used therein without the consent of each of the Requisite Class A Committed Lenders and the Requisite Class B Lenders.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the Requisite Lenders or any Lender, execute amendments, modifications, waivers or consents on behalf of the Requisite Lenders or such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company or Holdings in any case shall entitle Company or Holdings to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company. Notwithstanding anything to the contrary contained in this Section 9.5, if the Administrative Agent and Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Credit Documents, then the Administrative Agent (as applicable, and in its respective capacity thereunder, the Administrative Agent or Collateral Agent) and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by the Requisite Lenders if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.

(e) Notwithstanding anything to the contrary herein, neither Agent shall agree to, or provide consent to, amend, modify, terminate or waive any provision of any Credit Document (other than the Credit Agreement) without the prior written consent of the Requisite Class B Lenders.

(f) In the event the Backup Servicer is appointed the Successor Servicer, the Administrative Agent agrees to the following with respect to the Successor Servicing Agreement

(i) the Administrative Agent will provide to the Class B Lender (x) a copy of any notice delivered pursuant to Section 6.2 of the Successor Servicing Agreement and (y) written notice of any event that occurs under 7.2.1 of the Successor Servicing Agreement; and

(ii) the Administrative Agent will obtain the prior written consent of the Class B Requisite Lenders (x) prior to permitting any material modification to the collection policies used by the Successor Servicer, (y) if a Servicer Default has occurred and is continuing, and the Administrative Agent has elected not to terminate the Successor Servicer and (z) prior to consenting to a termination of the Successor Servicing Agreement.

9.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by it without the prior written consent of the

Administrative Agent and all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 8.6, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, the Paying Agent, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Registers as the holders and owners of the corresponding Revolving Commitments and Revolving Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Revolving Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Registers as provided in Section 9.6(e). Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Revolving Loan shall be owed to the Lender listed in the Registers as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Registers as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Revolving Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Revolving Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Revolving Loan and any related Revolving Commitments) to any Person constituting an Eligible Assignee. Each such assignment pursuant to this Section 9.6(c) (other than an assignment to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee”) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.16(d).

(e) Notice of Assignment. Upon the Administrative Agent’s receipt and acceptance of a duly executed and completed Assignment Agreement and any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent, shall (i) record the information contained in such notice in the Class A Register or the Class B Register, as applicable, (ii) give prompt notice thereof to Company, and (iii) maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery of this Agreement or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Closing Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Revolving Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Revolving Commitments or Revolving Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Revolving Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Revolving Commitments or Revolving Loans or any interests therein shall at all times remain within its exclusive control).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the “Closing Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising prior to the Closing Date of such assignment; (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Revolving Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Revolving Loan Notes to Company for cancellation, and thereupon Company shall issue and deliver new Revolving Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender.

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates or a Direct Competitor) (each, a “Participant”) in all or any part of its Revolving Commitments, Revolving Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification, waiver or consent that would (i) extend the final scheduled maturity of any Revolving Loan or Revolving Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that an increase in any Revolving Commitment or Revolving Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement, (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Revolving Loans hereunder in which such participant is participating or (iv) otherwise be required of any Lender under Sections 9.5(a) or 9.5(b). Company agrees that each participant shall be entitled to the benefits of Sections 2.15 or 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.16 (it being understood that the documentation required under Section 2.16(d)(i) and (ii) shall be delivered to the participating Lender), than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, unless the sale of the participation to such participant is made with Company’s prior written consent. Any Lender that sells such a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such participation and other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person other than Company (through a Designated Officer), including the identity of any Participant or any information relating to a Participant’s interest or obligations under any Credit Document, except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Paying Agent (in its capacity as Paying Agent) shall have no responsibility for maintaining a Participant Register.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.6 any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Revolving Loans, the other Obligations owed by or to such Lender, and its Revolving Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

9.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of Company set forth in Sections 2.15, 2.16, 9.2, 9.3 and 9.10, the agreements of Lenders set forth in Sections 2.14 and 8.6 shall survive the payment of the Revolving Loans and the termination hereof.

9.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other Person or against or in payment of any or all of the Obligations or any other amount due hereunder. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Paying Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11 Severability. In case any provision in or obligation hereunder or any Revolving Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12 Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Revolving Loan Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the Administrative Agent, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Revolving Loan Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of the Administrative Agent.

9.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.15 CONSENT TO JURISDICTION.

(A) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT APPOINTED BY IT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

(B) COMPANY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1 OR ON HOLDINGS, WHICH COMPANY HEREBY APPOINTS AS ITS AGENT FOR SERVICE OF PROCESS HEREUNDER. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT HOLDINGS SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF COMPANY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK

CITY, COMPANY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.15 ABOVE, AND ACCEPTABLE TO THE REQUISITE LENDERS, AS COMPANY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON COMPANY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

9.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE REVOLVING LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17 Confidentiality. Each Agent and Lender shall hold all non-public information regarding Holdings and its Affiliates and their businesses obtained by such Lender or Agent confidential and shall not disclose information of such nature, it being understood and agreed by Company that, in any event, a Lender or Agent may make (a) disclosures of such information to Affiliates of such Lender or Agent and to their agents, auditors, attorneys and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17) provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Paying Agent will be instructed to keep, such information confidential, provided, further that no disclosure shall be made to any Person that is a Direct Competitor or, with respect to the Paying Agent only, any Person that the Paying Agent has actual knowledge is a Direct

Competitor, (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Revolving Loans or any participations therein, provided that such Persons are informed of the confidential nature of the information and agree to keep such information confidential pursuant to a non-disclosure agreement, (c) disclosure to any rating agency when required by it provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Paying Agent will be instructed to keep, such information confidential, (d) disclosures required by any applicable statute, law, rule or regulation or requested by any Governmental Authority or representative thereof or by any regulatory body or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, each Lender or Agent shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender or Agent by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, (e) to any nationally recognized statistical rating organization for the purpose of assisting in the negotiation, completion, administration and evaluation of the transaction documented under this Agreement or the commercial paper program of any Class A Conduit Lender or in compliance with Rule 17g-5 under the Exchange Act (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdiction), (f) disclosures to credit enhancers, dealers and investors in respect of commercial paper of any Class A Conduit Lender in accordance with the customary practices of such Lender for disclosures to credit enhancers, dealers or investors, provided that any such disclosure to dealers or investors (i) shall inform such dealers or investors of the confidential nature of such information, (ii) shall be made on a basis which does not specifically identify Company or its Affiliates, and (iii) shall only include Permitted CP Disclosure Information, and (g) any other disclosure authorized by the Company in writing in advance. Notwithstanding the foregoing, (i) the foregoing shall not be construed to prohibit the disclosure of any information that is or becomes publicly known or information obtained by a Lender or Agent from sources other than the Company other than as a result of a disclosure by an Agent or Lender in violation of this Section 9.17, and (ii) on or after the Closing Date, the Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements generally describing this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of Company or Holdings) (collectively, “Trade Announcements”). Company shall not issue, and shall cause Holdings not to issue, any Trade Announcement using the name of any Agent or Lender, or their respective Affiliates or referring to this Agreement or the other Credit Documents, or the transactions contemplated thereunder except (x) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (y) with the prior approval of Administrative Agent (such approval not to be unreasonably withheld).

9.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Revolving Loans made hereunder shall bear interest at the Highest

Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to the applicable Lenders an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

9.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The parties hereto agree that “execution,” “signed,” “signature,” and words of like import in this Agreement, shall be deemed to include electronic signatures, authentication, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act as in effect in any state, the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), the Illinois Electronic Commerce Security Act (5 ILCS 175/1-101 et seq.), or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.

9.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.21 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that (i) pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act and (ii) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.

9.22 Nonpetition.

(a) Each of the parties hereto hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding Commercial Paper Notes of any Class A Conduit Lender, it will not institute against, or join any other Person in instituting against, any Class A Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States or any other jurisdiction.

(b) Each of the parties hereto (other than the Administrative Agent acting at the direction of the Requisite Lenders) hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding Obligations (other than inchoate indemnification obligations for which a claim has not been made) hereunder, it will not institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States or any other jurisdiction.

(c) The provisions of this Section 9.22 shall survive the termination of this Agreement.

9.23 Limited Recourse. (a) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto hereby acknowledge and agree that all transactions with any Class A Conduit Lender hereunder shall be without recourse of any kind to such Class A Conduit Lender. No Class A Conduit Lender shall have any liability or obligation hereunder unless and until such Class A Conduit Lender has received such amounts pursuant to this Agreement. In addition, the parties hereto hereby agree that no Class A Conduit Lender shall have any obligation to pay any amounts constituting fees, reimbursement for expenses or indemnities (collectively, “Expense Claims”) and such Expense Claims shall not constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code or any similar law in another jurisdiction) against such Class A Conduit Lender, unless or until such Class A Conduit Lender has received amounts sufficient to pay such Expense Claims pursuant to this Agreement and such amounts are not required to pay the outstanding indebtedness of such Class A Conduit Lender.

(b) No recourse under any obligation, covenant or agreement of a Class A Conduit Lender, as applicable, contained in this Agreement shall be had against any member, manager, officer, director, employee or agent of any such Lender, any credit support provider (including any Related Fund) or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

(c) The provisions of this Section 9.23 shall survive termination of this Agreement.

9.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OnDeck Receivables 2022, LLC, as Company

By: /s/ Steven Cunningham
Name: Steven Cunningham
Title: Vice President and Treasurer

BMO CAPITAL MARKETS CORP.,
as Administrative Agent and Collateral Agent

By: /s/ John Pappano
Name: John Pappano
Title: Managing Director

Lender Group: BMO

BANK OF MONTREAL,
as a Class A Committed Lender

By: /s/ Karen Louie
Name: Karen Louie
Title: Managing Director

Lender Group: BMO

FAIRWAY FINANCE COMPANY, LLC,
as a Class A Conduit Lender

By: /s/ April Grosso
Name: April Grosso
Title: Vice President

Lender Group: BMO

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THE TORONTO-DOMINION BANK,
as a Class A Committed Lender

By: /s/ Luna Mills
Name: Luna Mills
Title: Managing Director

Lender Group: TD

GTA FUNDING LLC,
as a Class A Conduit Lender

By: /s/ Kevin Corrigan
Name: Kevin Corrigan
Title: Vice President

Lender Group: TD

POWERSCOURT INVESTMENTS 33, LP,
as a Class B Lender

By: /s/ Scott Huff
Name: Scott Huff
Title: Authorized Signatory

Lender Group: WAM

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Paying Agent

By: /s/ Marion Hogan
Name: Marion Hogan
Title: Assistant Vice President

By: /s/ James Noriega
Name: James Noriega
Title: Assistant Vice President

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